FIRST AMENDED AND RESTATED CREDIT AGREEMENT
BY AND BETWEEN

BANK OF AMERICA, N.A., SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION

AND

LAWSON PRODUCTS, INC.

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This First Amended and Restated Credit Agreement together with all Exhibits and Schedules attached hereto and hereby made a part hereof (“Agreement”) is made as of the 7th day of November, 2008, by and between Lawson Products, Inc., a Delaware Corporation (“Lawson”), with its principal place of business and chief executive office at 1666 E. Touhy Ave., Des Plaines, Illinois, 60018, various Subsidiaries of Lawson listed on Schedule 6.12 hereof (Lawson and the Subsidiaries other than Lawson Canada may be referred to herein collectively as the “Borrower”), and BANK OF AMERICA, N.A., successor by merger to LASALLE BANK NATIONAL ASSOCIATION (the “Lender”), its successors and/or assigns.

PRELIMINARY STATEMENTS:

A. Lender has heretofore made a loan (“Original Loan”) to Borrower in the maximum principal amount of Fifty Million and no/100 Dollars ($50,000,000) pursuant to the terms and conditions of a Credit Agreement dated as of March 27, 2001 between Borrower and Lender, (the "Existing Credit Agreement”), and as evidenced by a Promissory Note dated as March 27, 2001, in the principal amount of the Loan made payable by Borrower to the order of Lender (“Existing Note”).

B. The Existing Credit Agreement has been amended (i) as of August 12, 2002 to, among other things, add a letter of credit subfacility; (ii) as of July 11, 2003 to, among other things, increase the availability under the letter of credit subfacility; (iii) as of May 31, 2005 to, among other things, increase the Maximum Facility to $75,000,000, (iv) as of November 30, 2006 to, among other things, modify the interest rate to be charged on the facility; (v) as of January 31, 2007 to, among other things, acknowledge Lawson’s liquidation and dissolution Assembly Component Systems, Limited, a United Kingdom corporation (“ACSL”), a Subsidiary of Lawson, and therefore release ACSL from the facility; (vi) as of June 21, 2007 to, among other things, increase the letter of credit subfacility and modify certain financial covenants; (vii) as of December 26, 2007 to, among other things, increase certain subfacilities and to modify certain financial covenants; and (viii) as of August 1, 2008, to, among other things, modify certain covenants to provide for the accounting of the Federal Settlement Amount, and waive certain Events of Defaults resulting from the Federal Settlement Amount. The Existing Credit Agreement, as amended by the aforedescribed modifications may be hereinafter referred to as the “Original Credit Agreement.”

C. The Borrower and the Lender now desire to amend and restate the Original Credit Agreement, by entering into this Agreement to set forth the terms and conditions governing the Loans (as hereinafter defined).

D. Each Subsidiary has determined that its joint and several liabilities under this Agreement are in furtherance of its corporate or other organizational purposes and in its best interest and that it will derive substantial benefit, whether directly or indirectly, from entering into such obligations by, among other things, enabling (i) each Subsidiary to receive proceeds from the Loan to be used as working capital, (ii) each Subsidiary to directly receive proceeds for capital expenditures or indirectly receive capital assets from capital expenditures made with the proceeds received by other Subsidiary and (iii) each Subsidiary to obtain additional capital in the future by direct borrowing or from the proceeds of borrowings of a Subsidiary or Affiliate.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to amend and restate the Original Credit Agreement in its entirety subject to and upon the following terms and conditions:

AGREEMENT

For and in consideration of the foregoing, which is made a part hereof, the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

1.1 General Terms. When used herein, the following terms shall have the following meanings:

“Account Debtor" shall mean the party who is obligated on or under an Account.

“Accounting Systems Letter" shall have the meaning set forth in subsection 7.1(G).

“Accounts" shall mean all present and future rights of the Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

“Affiliate" shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Borrower, (b) that directly or beneficially owns or holds 25% or more of any class of the voting stock of the Borrower, or (c) 25% or more of the voting stock (or in the case of a Person which is not a corporation, 25% or more of the equity interest) of which is owned directly or beneficially or held by the Borrower. As used in this definition, “control” (including with correlative meanings the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Applicable Margin” shall mean the rate per annum added to the Prime Rate and/or LIBOR to determine the Prime Based Rate or the LIBOR Based Rate, as the case may be, as set forth on the Pricing Grid set forth on Grid A attached hereto and made a part hereof.

“Assets” shall mean the total of all assets appearing on a balance sheet of the Borrower prepared in accordance with GAAP (with Inventory being valued at the lower of cost or market).

“Authorized Officer” shall mean, at any time, an individual whose signature has been certified to Lender on behalf of Borrower pursuant to a Signature Authorization Certificate actually received by Lender at such time and whose authority has not been revoked prior to such time in the manner prescribed in such Signature Authorization Certificate.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary by the Lender or any Affiliate of the Lender, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower with the Lender or any Affiliate of the Lender concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower to the Lender or any Affiliate of the Lender pursuant to or evidenced by the Lender Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bankruptcy Code" shall have the meaning set forth in subsection 6.6 hereof.

“Borrower” shall mean Lawson and the Subsidiaries of Lawson identified on Schedule 6.12 hereof with the exclusion of Lawson Canada.

“Business Day” shall mean a day other than Saturday or Sunday on which banks in Chicago are open for the transaction of banking business.

“Capital Expenditure” shall mean, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of capitalized lease obligations, all as determined in accordance with GAAP, except that capital expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid or reimbursed from the proceeds of insurance.

“Capitalized Lease" shall mean, as to any Person, at any time, any lease which, in accordance with GAAP, is required to be capitalized on the consolidated balance sheet of such Person at such time, and “capitalized lease obligations” of such Person at any time shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the consolidated balance sheet of such Person at such time as lessee under Capitalized Leases.

“Change in Control" shall mean the failure of Sidney L. Port or his Immediate Family to own individually, or through a trust or other entity for their benefit, including but not limited to Port Investments LLP, a Delaware Limited Liability Partnership, twenty percent (20%) or more of the shares of stock of Lawson.

“Closing Date" shall mean November 7, 2008, the closing of the Loans pursuant to the Agreement.

“Code “ shall have the meaning set forth in subsection 1.3 hereof.

“Commercial Card Obligations” shall mean Bank Product Obligations owing by the Borrower to Lender or any Affiliate of the Lender for purchase cards pursuant to the Master Commercial Card Agreement (as hereinafter defined).

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Current Assets” and “Current Liabilities” — “Current Assets” shall mean the amount of all current assets (exclusive of prepaid expenses) which would be classified as such on a balance sheet prepared in accordance with GAAP. “Current Liabilities” shall mean the amount of all current liabilities which would be classified as such on a balance sheet prepared in accordance with GAAP, and which include, without limitation, trade debt, all accrued liabilities, the current portions of long-term debt and Capitalized Lease obligations.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Deposit Inventory System” shall have the meaning set forth in Schedule 3.4 hereof.

“Default “ shall mean the occurrence or existence of any one or more of the events described in subsection 9.l hereof.

“Environmental Lien” shall mean a lien in favor of any governmental entity for (a) any liability under federal or state environmental laws or regulations, or (b) damages arising from costs incurred by such governmental entity in response to a release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute, and any regulations promulgated thereunder.

"ERISA Affiliate” shall mean with respect to Lawson (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Lawson; (ii) a trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with Lawson; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as Lawson.

“Event of Default" shall mean any event that, if it continues uncured, will, with lapse of time or notice or both, constitute a Default.

“EBITDA” for any period, shall mean the Borrower’s pretax net income (determined on a consolidated basis in accordance with GAAP) before interest, tax distributions, dividends, state replacement tax expense, depreciation, amortization expense (of intangibles, including capitalized fees and goodwill) and other noncash expenses determined in accordance with GAAP.

“Federal Settlement” shall mean that certain agreement between the Borrower and the United States of America dated on or about July 31, 2008 whereby the Borrower reached a settlement with the United States of America resulting from an ongoing investigation of certain “gifting” practices of employees of the Borrower made to United States federal government employees.

“Federal Settlement Amount” shall mean the payment of the aggregate principal amount of $30,000,000 to settle all claims of the United States of America relating to the “gifting” practices, payable by the Borrower in three (3) annual installments with the first payment made in August, 2008.

“Financials" shall have the meaning set forth in subsection 6.4 hereof.

"Fiscal Quarter” shall mean a period, three (3) months in duration, beginning on January 1, April 1, July 1, or October 1 of any Fiscal Year.

"Fiscal Year" shall mean a period, twelve (12) months in duration commencing on January 1 and ending on December 31.

“Funded Debt” shall mean, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

"GAAP” shall mean generally accepted accounting principles as in effect on the date hereof in accordance with the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants (or their successors), and as applied in a manner consistent with preparation of the Financials, subject to the provisions of subsection 1.2.

“Good Faith" shall have the meaning set forth for that term in Section 1-201(19) of the Code, provided that Good Faith shall also mean the absence of malice or capriciousness on the part of Lender.

“Guaranteed Indebtedness" of any Person means all Indebtedness referred to in the definition of “Indebtedness” in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person (or secured by any assets of such Person) regardless of whether the liability of such Person is limited to such assets or otherwise nonrecourse through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss or to grant a security interest in property for the benefit of any such creditor.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Immediate Family” shall mean the spouse, former spouse, children, grandchildren, parents or grandparents of a Person.

“Indebtedness” of any Person means (without duplication), as of any specified date, the aggregate amount outstanding or owing under (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, all obligations in respect of principal, premium, if any, and interest payable on such indebtedness and all other obligations, contingent or otherwise, of such Person and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of, or other equity interest in, such Person or any other Person), but excluding current liabilities for trade payables and other current liabilities other than for money borrowed, incurred in the ordinary course of business; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person under Capitalized Leases; (e) all Indebtedness referred to in clause (a), (b), (c) or (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (f) all Guaranteed Indebtedness of such Person; (g) all liabilities incurred by such Person or any ERISA Affiliate to the PBGC upon the termination under Section 4041 or Section 4042 of ERISA of any Pension Plan; (h) all Withdrawal Liabilities of such Person or any of its ERISA Affiliates; and (i) all increase in the amount of contributions required to be made by such Person and its ERISA Affiliates in each fiscal year of such Person to Multiemployer Plans, due to the reorganization or termination of any such Multiemployer Plan within the meaning of Title IV of ERISA, over the average annual amount of such contributions required to be made during the last three (3) years preceding such reorganization or termination.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

"Internal Revenue Code, shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Inventory" shall mean any and all goods including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in the Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower.

“Lawson Canada” shall mean Lawson Products, Inc., a Canadian corporation.

“Legal Requirement” shall mean any requirement imposed upon Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling of official directive (whether or not having the force of law) of the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

“Lending Affiliate" means (a) each office and branch of the Lender, and (b) each entity which, directly or indirectly, is controlled by or under common control with the Lender or which controls the Lender and each office and branch thereof.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Lender, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Lender of a Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.1(B) of this Agreement.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Lender, (iii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit which have been converted to a Loan as set forth in Section 2.1(B), and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Lender’s acceptance of a draft drawn on the Lender pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Liabilities" shall mean all of the Borrower’s liabilities, obligations, and indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, and all of the Borrower’s other indebtedness and obligations to the Lender under this Agreement and the other Loan Documents.

“LIBOR” shall mean the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (all amounts in the calculations will be determined by Lender as of the first day of the interest period:

LIBOR = London Inter-Bank Offered Rate

(1.00 — Reserve Percentage)

Where,

(a) “London Inter-Bank Offered Rate” means the rate per annum equal to the offered rate for deposits in U.S. dollars for the applicable interest period and for amounts comparable to the LIBOR Portion published by Bloomberg’s Financial Markets Commodities News at approximately 8:00 a.m. Chicago time three (3) Business Days before the commencement of the interest period (or if not so published, Lender, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to determine such rate); provided, however, that after the first election of an interest period with respect to any LIBOR Portion, the London Inter-Bank Offered Rate shall be determined at approximately 8:00 a.m. Chicago time on the first Business Day of the month for each interest period thereafter with respect to such LIBOR Portion.

(b) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

“LIBOR Based Rate” shall mean LIBOR plus the Applicable Margin set forth on the Pricing Grid.

"LIBOR Based Rate Advances” shall mean advances under the Revolving Loan bearing interest at rates based upon the LIBOR Based Rate.

"LIBOR Based Rate Interest Period” shall mean a period of 30, 60, 90 or 180 days, as selected by Lawson, commencing on a Business Day selected by Lawson pursuant to this Agreement. All LIBOR Based Rate Interest Periods shall be subject to the following additional conditions: (i) each selection of an Interest Period shall be irrevocable for the period so selected; (ii) each Interest Period shall be selected in such a way that no Interest Period shall extend beyond the Maturity Date; and (iii) if any Interest Period ends on a day other than a Business Day (a day of the year on which dealings are carried on in the London interbank market and banks are not required or authorized to close in Chicago), such Interest Period shall be extended to the next succeeding day which is a Business Day unless such succeeding day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“LIBOR Option” shall mean the option granted pursuant to subsection 2.6(B) to have the interest on all or any portion of the principal amount of the Revolving Loan based on a LIBOR Based Rate.

“LIBOR Portion” — that portion of the Revolving Loan specified in a LIBOR Request which is not less than $1,000,000 and an integral multiple of $250,000 which does not exceed the outstanding balance of the Revolving Loan not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Based Rate in subsection 2.6(B) hereof and the LIBOR Based Rate Interest Period of which was commenced and not terminated.

“LIBOR Request” shall mean a notice in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from Lawson to Lender requesting that interest on a LIBOR Loan be based on the LIBOR Based Rate, specifying: (i) the first day of the LIBOR Based Rate Interest Period, (ii) the length of the LIBOR Based Rate Interest Period consistent with the definition of that term, and (iii) a dollar amount of the LIBOR Portion consistent with the definition of such terms.

“Loan(s)” shall mean, collectively, all Revolving Loans, the Letter of Credit Obligations, the Maximum Corporate Commercial Card Obligation, and the Maximum Hedging Obligation, under and pursuant to this Agreement.

“Loan Account” shall mean the loan account established on the books of the Lender established pursuant to Section 2.4 hereof.

“Loan Documents" shall mean, collectively, all agreements, instruments and documents, including, without limitation, this Agreement, the Pledge Agreement, the Collateral Assignment, and any security agreements, loan agreements, notes, guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, intercreditor agreements, mortgagee waivers, reimbursement agreements, contracts, notices, leases, financing statements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower and delivered to the Lender, in any case in connection with the Revolving Loans made hereunder, together with all agreements, documents or instruments referred to therein or contemplated thereby, including, without limitation, the Note.

“Management Letter” shall have the meaning set forth in subsection 7.1(G) hereof.

“Maturity Date" shall mean November 7, 2011.

“Maximum Facility” shall mean the maximum amount which the Lender has agreed to consider as a ceiling on the Loans, including the outstanding principal balance of the revolving loans advanced and letters of credits issued hereunder, and the obligations for commercial cards and hedging, to be made to or for the account of the Borrower. The Maximum Facility shall be Seventy-Five Million and no/ 100 Dollars ($75,000,000) United States currency, unless permanently reduced at Lawson’s election pursuant to Section 2.3.

“Maximum Commercial Card Obligation” shall mean Bank Product Obligations incurred with respect to purchase cards pursuant to Master Commercial Card Agreement (as hereinafter defined), not to exceed at any, time One Million Five Hundred Thousand and no/100 Dollars ($1,500,000).

“Maximum Hedging Obligation” shall mean any liability of a Person under any Hedging Agreement not to exceed at any time One Million and no/100 Dollars ($1,000,000).

“Maximum Letter of Credit Obligation” shall mean Ten Million and no/100 Dollars ($10,000,000).

“Multiemployer Plan" shall mean, with respect to any Person, an employee benefit plan defined in Section 4001(a) (3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by such Person or an ERISA Affiliate of such Person.

“Negative Pledge” shall have the meaning set forth in subsection 5.1 hereof.

"Negative Pledge Assets” shall mean all property and interests in property now owned or hereafter acquired by the Borrower in or upon which a Negative Pledge is granted to the Lender by the Borrower, whether under this Agreement, the other Loan Documents, or under any other documents, instruments or writings executed by the Borrower, and delivered to the Lender.

“Net Income” shall have the meaning provided, and shall be calculated provided in accordance with GAAP.

“Net Worth” shall mean at any time the total of Assets minus Liabilities.

” Note" shall have the meaning set forth in subsection 2.1 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA in respect of which Lawson or any ERISA Affiliate is, or at any time during the immediately preceding five (5) years was, an “employer” as defined in Section 3(5) of ERISA.

“Permitted Liens" shall mean only those liens, claims and encumbrances set forth upon Schedule 6.5 hereto.

“Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Prime Based Rate” shall mean the Prime Rate plus or minus the Applicable Margin set forth on the Pricing Grid.

“Prime Based Rate Advance” shall mean advances under the Revolving Loan bearing interest at rates based upon the Prime Based Rate.

“Prime Rate” shall mean the rate of interest most recently announced by Lender at Chicago, Illinois as its prime or base rate. A certificate made by an officer of Lender stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day. The “Prime Rate” is a base reference rate of interest adopted by Lender as a general benchmark from which Lender determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and Borrower acknowledges and agrees that Lender has made no representations whatsoever that the “Prime Rate” is the interest rate actually offered by Lender to borrowers of any particular creditworthiness.

“Prime Portion” shall mean that portion of the Revolving Loan not subject to a LIBOR Option.

“Property" shall have the meaning set forth in subsection 10.8(B).

“Real Property” means all of the Borrower’s right, title, and interest in all of those plots, pieces or parcels of land now owned, leased or hereafter acquired by the Borrower (the “Land”), including, without limitation, those more particularly described on Exhibit A1 as to properties owned by the Borrower, and ExhibitA2 with respect to properties leased or otherwise occupied, in whole or in part, by the Borrower, together with the right, title and interest of the Borrower in and to the following: the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining, or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all easements now or hereafter benefiting the Land and all royalties and all rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil, and gas rights, timber, sewers, pipes, conduits, wires, and other facilities furnishing utility or other services to the Land and other similar rights, together with all of the buildings and other improvements and fixtures now or hereafter erected on the Land.

“Reno Capital Expenditures” shall mean Capital Expenditures for Borrower’s facility at 1381 Capital Blvd., Reno, NV 89502, in the approximate amount of $14,100,000 consisting of land acquisition, a 145,000 square foot addition including a liquid storage room to house hazardous chemicals and an increase in space of the existing aerosol storage room, conveyors, racking and the relocation of certain materials from California to the Reno, Nevada facility.

“Responsible Officer” shall mean (i) any one or more of the officers of Borrower listed on Exhibit D, (ii) an officer elected or appointed by the Board of Directors of a Borrower to replace an officer listed on Exhibit D, or (iii) an officer not listed on Exhibit D but having substantially the same or similar responsibilities as an officer so listed on Exhibit D, including, but not limited to, officers of newly created or acquired subsidiaries.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Lender to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean at any time, the Maximum Facility less the aggregate of (a) the Letter of Credit Obligations, (b) Maximum Corporate Commercial Card Obligation, and (c) the Maximum Hedging Obligation.

"Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

"Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Signature Authorization Certificate" shall mean a certificate, substantially in the form attached hereto as Exhibit B, now or hereafter executed on behalf of Lawson and delivered to Lender.

“Subsidiary" shall mean, with respect to any Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding capital stock or other membership interest having ordinary voting power to elect a majority of the board of directors or controlling body of such corporation or entity (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Borrower.

“Tax” — in relation to any LIBOR Portion and the applicable LIBOR Based Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender by the United States of America or any political subdivision thereof.

"Term” shall mean the period from the Closing Date to the Maturity Date.

“Termination Event" shall mean (i) with respect to any Pension Plan, the occurrence of a reportable event described in Section 4043 of ERISA and the regulations issued thereunder; or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it is a “substantial employer” as defined in Section 4001(a) (2) of ERISA; or (iii) the occurrence of an obligation of the Borrower or any ERISA Affiliate arising under Section 4041 of ERISA to provide participants in a Pension Plan and other affected parties with a written notice of intent to terminate the Pension Plan; or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation; or (v) any other event or condition which might constitute grounds under Section 4041(A) or 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a “Multiemployer Plan” (as defined in subsection 6.18 hereof).

“Third Party Goods” shall mean all raw materials, work-in-process and finished goods owned by Persons other than the Borrower and in Borrower’s possession.

“Total Debt” shall mean all Debt of the Borrower, determined on a consolidated basis, excluding (i) Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of the Debt of a Person other than the Borrower or any Subsidiaries), (ii) Hedging Obligations, and (iii) Debt of the Borrower to Subsidiaries and Debt of Subsidiaries to the Borrower or to other Subsidiaries.

“UFCA” shall mean the Uniform Fraudulent Conveyances Act.

“UFTA” shall mean the Uniform Fraudulent Transfers Act.

“Withdrawal Liability" shall have the meaning given to such term under Part I of the Subtitle E of Title IV of ERISA.

1.2 Accounting Terms. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder shall be made and determined, both as to classification of items and as to amount, in accordance with GAAP. If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which result in a change in the method of accounting in the calculation of financial covenants, standards or terms contained in this Agreement or any other Financing Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating Borrower’s financial condition and performance will be the same after such changes as they were before such changes, and if the parties fail to agree on the amendment of such provisions, Borrower shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrower’s independent certified public accountants.

1.3 Other Terms Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the Uniform Commercial Code of the State of Illinois (the “Code”) to the extent the same are used or defined therein.

1.4 Other Definitional Provisions. Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa.

2. CREDIT.

2.1 Loan, Purpose, etc.

(A) Loan. Provided there does not then exist a Default or an Event of Default, subject to the provisions of Section 4 below, and subject to the other provisions and conditions of this Agreement, the Lender agrees, following the Borrower’s execution of this Agreement and all agreements and documents contemplated hereby, to advance to the Borrower on a revolving credit basis (collectively, the “Revolving Loan”) at such times as the Borrower may from time to time request, until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Each advance to the Borrower under this subsection 2.1 shall be in multiples of Two Hundred Fifty Thousand Dollars ($250,000.00) and shall, on the day of such advance, be deposited, in immediately available funds, in Lawson’s demand deposit account with the Lender, or in such other account with the Lender as Lawson may, from time to time, designate. The Revolving Loans made by the Lender to the Borrower under this subsection 2.1 shall be evidenced, in part, by the promissory note of even date herewith in the form attached hereto as Exhibit C (the “ Note”) with the blanks appropriately filled. The Liabilities evidenced by the Note shall become immediately due and payable, (i) as provided in subsection 9.1 hereof; (ii) without notice or demand upon the Maturity Date pursuant to subsection 2.8(A) hereof; or (iii) without notice or demand upon termination of this Agreement pursuant to subsection 2.8 hereof.

(B) Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Lender of a Master Letter of Credit Agreement in form and substance acceptable to the Lender (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Lender, in its sole and absolute discretion, of a Letter of Credit Application, the Lender agrees to issue for the account of the Borrower out of the Maximum Facility, such standby and/or trade Letters of Credit in the standard form of the Lender and otherwise in form and substance acceptable to the Lender, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Maximum Letter of Credit Obligation and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date. The Letter of Credit Obligations shall also be evidenced by the Note. The amount of any payments made by the Lender with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Lender upon the earlier of (i) the Lender’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Lender, shall be deemed to have been converted to a Loan as of the date such payment was made by the Lender to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Lender, all Letter of Credit Obligations shall be converted to Loans consisting of Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

(C) Corporate Commercial Card Facility. Subject to the terms and conditions of this Agreement and upon the execution by the Borrower of a Commercial Card Agreement in form and substance acceptable to the Lender (together with all amendments, modifications and restatements thereof, the “Master Commercial Card Agreement”), the Lender agrees to issue for the account of the Borrower out of the Maximum Facility, such purchase cards in the standard form of the Lender and otherwise in form and substance acceptable to the Lender, from time to time during the term of this Agreement, provided that the Lender Product Obligations represented by purchase cards may not at any time exceed the Maximum Commercial Card Obligation. To the extent the provisions of the Master Commercial Card Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

(D) Interest Rate Protection. The Borrower may, but is not obligated to enter into one or more Hedging Agreements on an ISDA standard form with a qualified counter party to hedge the interest rate, in form and substance reasonably satisfactory to the Lender. Such Hedging Agreement obligation shall be issued for the account of the Borrower out of the Maximum Facility. The Hedging Agreement Obligations may not at any time exceed the Maximum Hedging Agreement Obligation.

(E) Purpose. The proceeds of the Revolving Loan shall be used by Borrower for working capital requirements and general corporate purposes and for future acquisitions.

(F) Limits. The aggregate outstanding principal balance of the Revolving Loan, Letter of Credit Obligations, Commercial Card Obligations and Hedging Agreement Obligations shall not at any time exceed the Maximum Facility. In the event the aggregate outstanding principal balance of all Revolving Loans, Letter of Credit Obligations, Commercial Card Obligations and Hedging Agreement Obligations hereunder exceed the Maximum Facility, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loan or take such other actions as shall be necessary to eliminate such excess.

2.2 Prepayments. Borrower shall at any time and from time to time have the right to prepay, in whole or in part, the principal amount of the Revolving Loan outstanding or interest due without any penalty or premium. Such prepayment shall be applied in the following order of priority: (1) amounts (other than principal and interest) due and payable to Lender under this Agreement, the Note, or the other Loan Documents; (2) accrued but unpaid interest on the outstanding principal balance of the Revolving Loan; and (3) the outstanding principal balance of the Revolving Loan.

2.3 Facility Reduction. Borrower may, at any time during the Term, elect to permanently reduce the Maximum Facility upon the following terms and conditions: (i) Lawson shall provide Lender an irrevocable written notice no less than thirty (30) days prior to the intended effective date of the permanent reduction to the Maximum Facility (the “Facility Reduction Notice”); (ii) the Facility Reduction Notice shall state the total amount of the intended reduction to the Maximum Facility (“Maximum Facility Reduction”) and the effective date of the Maximum Facility Reduction; (iii) the aggregate outstanding principal balance of the Revolving Loan as of the date of the Facility Reduction Notice shall not exceed the Maximum Facility as reduced by the Maximum Facility Reduction (the “Reduced Maximum Facility”); and (iv) the aggregate outstanding principal balance of the Revolving Loan subsequent to the Facility Reduction Notice shall not at any time thereafter exceed the Reduced Maximum Facility. Notwithstanding anything to the contrary contained in this Section 3.2 to the contrary, the Maximum Facility Reduction shall in no event be less than five million dollars ($5,000,000.00).

2.4 The Borrower’s Loan Account. The Lender shall maintain a loan account (the “Loan Account”) on its internal data control system in which shall be recorded (i) all loans and advances made by the Lender to the Borrower pursuant to this Agreement, (ii) all payments made by the Borrower on all such loans and advances, and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Borrower’s Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. Subject to adjustments and objections (if any) pursuant to subsection 2.5 below, the Borrower promises to pay the amount reflected as owing by it under its Loan Account and all of its other obligations hereunder and under any other Loan Documents as such amounts become due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Loan Documents.

2.5 Statements. All advances and other financial accommodations to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Lender shall have rendered to the Borrower written statements of account as provided herein, the balance in the Borrower’s Loan Account, as set forth on the Lender’s most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lender by the Borrower. Not more than twenty (20) days after the last day of each Fiscal Quarter, the Lender shall render to the Borrower a statement setting forth the balance of the Borrower’s Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Lender but shall, absent manifest errors or omissions, be rebuttably presumed correct and shall constitute an account stated unless, within thirty (30) days after receipt of such statement from the Lender, the Borrower shall deliver to the Lender written objection thereto specifying the error or errors, if any, contained in such statement. Lender shall, upon request, provide supporting detail as to third party charges, such as attorneys’ fees.

2.6 Interest and Fees.

Interest Rate. The Borrower shall pay to the Lender interest, as follows:

(A)	Interest.

(i)	Prime Portion. Interest shall accrue on the Prime Portion outstanding at the end of each day (computed on the basis of a calendar year of 360 days) at a fluctuating rate per annum equal to the Prime Based Rate. After the date hereof, the foregoing rate of interest shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Prime Based Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Prime Based Rate becomes effective. The Prime Based Rate in effect on the date hereof shall be the Prime Based Rate effective on the opening of business on the date hereof, but if this Agreement is executed on a day that is not a Business Day, the Prime Based Rate in effect on the date hereof shall be the Prime Based Rate effective as of the opening of business on the last Business Day immediately preceding the date hereof.

(ii)	LIBOR Portion. Interest shall accrue on each LIBOR Portion outstanding at the end of each day (computed on the basis of a calendar year of 360 days) at rates equal to the sum of the LIBOR Based Rate applicable to each such LIBOR Portion.

(B) LIBOR Option.

(i)	Conditions for Basing Interest for the Revolving Loan on the LIBOR Based Rate. Upon the condition that:

(a)	The Lender shall have received a LIBOR Request from Lawson by 12:00 p.m. on the first Business Day immediately prior to the first day of the LIBOR Based Rate Interest Period requested;

(b)	There shall have occurred no change in applicable law which would make it unlawful for the Lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market;

(c)	As of the date of the LIBOR Request and the first day of the LIBOR Based Rate Interest Period, there shall exist no Default or Event of Default which in either case has not been waived by the Lender; and

(d)	The Lender shall not have determined in Good Faith that the Lender is unable to determine the LIBOR Based Rate in respect of the requested LIBOR Based Rate Interest Period or that the Lender is unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Based Rate Interest Period;

(ii)	Indemnification for Funding and Other Losses. Each LIBOR Request shall be irrevocable and binding on Borrower. Borrower shall indemnify Lender for actual losses suffered by Lender to the extent required as a result of Borrower’s failure to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Lender to fund or maintain the requested LIBOR Portion, when, as a result of such failure on the part of Borrower, interest on such LIBOR Portion is not based on the applicable LIBOR Based Rate for the requested LIBOR Based Rate Interest Period.

(iii)	Change in Applicable Laws, Regulations, etc. If any Legal Requirement shall make it unlawful for Lender to fund through the purchase of U.S. dollar deposits any LIBOR Portion, or otherwise to give effect to its obligations as contemplated under this subsection 2.6(B) or shall impose on Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender which includes deposits by reference to which the LIBOR Based Rate is determined as provided herein or a category of extensions of credit or other assets of Lender which includes any LIBOR Portion, or shall impose on Lender any restrictions on the amount of such a category of liabilities or assets of Lender which includes any LIBOR Portion, or shall impose on Lender any restrictions on the amount of such a category of liabilities or assets which Lender may hold, (i) Lender may by notice thereof to Lawson prospectively terminate the LIBOR Option, with respect to Loans made or to be made by Lender, (ii) any LIBOR Portion of Lender’s Loans subject thereto shall immediately bear interest thereafter at the Prime Based Rate payable on the dates provided in subsection 2.6(E)(1), and (iii) Borrower shall indemnify Lender against any loss, penalty or expense incurred by Lender by reason of the liquidation or redeployment of deposits or other funds acquired by Lender to fund or maintain such LIBOR Portion.

(iv)	Taxes. It is the understanding of Borrower and Lender that Lender shall receive payments of amounts of principal of and interest on the Note with respect to LIBOR Portions from time to time subject to a LIBOR Option free and clear of, and without deduction for, any Taxes. If (i) Lender shall be subject to any such Tax in respect of any such LIBOR Portion or any part thereof or (ii) Borrower shall be required to withhold or deduct any such Tax from any such amount, the LIBOR Based Rate applicable to such LIBOR Portion shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payments by Lender or the withholding by Borrower of such Tax and Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Lender of the amount of such costs shall, in the absence of manifest error, be conclusive, and at Borrower’s request, Lender shall demonstrate the basis of such determination. If after any such adjustment, any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

(C) Default Rate of Interest. Upon and after the occurrence of a Default and during the continuation thereof, the principal amount of the Revolving Loan then outstanding shall bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at a fluctuating rate per annum equal to (i) three percent (3%) above the Prime Based Rate (the “Default Base Rate”). (The rate of interest calculated pursuant to this subsection 2.6(C) shall be referred to herein as the “Post Default Rate”).

(D) Maximum Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lender shall promptly refund to Lawson any interest received by Lender in excess of the maximum lawful rate or, if so requested by Lawson, shall apply such excess to the principal balance of the Liabilities. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

(E) Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this subsection 2.6(E) (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Revolving Loan consisting of:

(1)	Interest accrued on the Prime Portion shall be due on the earliest of (i) the first day of each Fiscal Quarter (for the immediately preceding Fiscal Quarter), computed through the last calendar day of the preceding Fiscal Quarter, (ii) the occurrence of a Default as a consequence of which Lender elects to accelerate the maturity and payment of the Liabilities or (iii) termination of this Agreement pursuant to subsection 2.8 hereof; provided, however, the Borrower hereby irrevocably authorizes Lender, in Lender’s sole discretion, to charge Borrower’s demand deposit account with Lender, a sum sufficient each Fiscal Quarter to pay all interest accrued on the Prime Portion during the immediately preceding month.

(2)	Interest on the LIBOR Portion shall be due on the earliest of (i) the last day of each LIBOR Based Rate Interest Period relating to such LIBOR Portion (but in no event less often than on the first day of each Fiscal Quarter), (ii) the occurrence of a Default in consequence of which Lender elects to accelerate the maturity and payment of the Liabilities, or (iii) termination of this Agreement pursuant to subsection 2.8, provided, however, that Borrower irrevocably authorizes Lender, in Lender’s sole discretion, to charge Borrower’s demand deposit account with Lender at the termination of each LIBOR Based Rate Interest Period, a sum sufficient to pay all interest accrued and payable with respect to each LIBOR Portion.

(3)	Reasonable costs, fees and expenses payable pursuant to this Agreement shall be payable to Lender by Borrower within five (5) Business Days after written notice from Lender, to Lawson or to such other Person designated in writing by Lawson.

(F) Number of Portions: At no time shall there exist more than six (6) separate LIBOR Portions during the Term.

(G) Intentionally Omitted.

(H) Unused Commitment Fee. The Borrower shall pay to Lender a fee (the “Unused Commitment Fee”) on the first day of each Fiscal Quarter commencing with the Fiscal Quarter commencing January 1, 2009, equal to the Unused Commitment Fee set forth on Grid A based on the face amount of the average daily unused amount of the Maximum Facility in excess of Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000) during the immediately prior Fiscal Quarter. The Unused Commitment Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. Without limiting the foregoing, the Unused Commitment Fee for the Fiscal Quarter commencing on October 1, 2008 shall be payable on December 31, 2008 per the calculations set forth in the Original Credit Agreement.

2.7 Method for Making Payments. All payments of principal and interest hereunder shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Lender or the legal holder or holders of the Note may from time to time appoint in the payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Lender at 135 South LaSalle Street, 7th Floor, Chicago, Illinois 60603. Payment made by check shall be deemed paid on the date Lender receives such check; provided, however, that if such check is subsequently returned to Lender unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due hereunder must be made by wire transfer or other final funds. If requested by Lawson, interest, principal payments and any fees and expenses owed Lender from time to time will be deducted by Lender automatically on the due date from the designated Borrower’s account with Lender, as designated in writing by Lawson. Borrower will maintain sufficient funds in the account on the dates Lender enters debits authorized under the Note. If there are insufficient funds in the account on the date Lender enters any debit authorized by the Note, the debit will be reversed. Lawson may terminate this direct debt arrangement at any time by sending written notice to Lender at the address specified above.

2.8 Maturity, Term.

(A) Loan Maturity. The Revolving Loan, including the full outstanding principal balance thereon and all accrued and then unpaid interest thereon, if not sooner paid, shall be immediately due and payable without notice or demand on the Maturity Date.

(B) Termination. This Agreement shall terminate at the end of the Term; provided, however, that the Lender shall retain the right to terminate this Agreement sooner at any time upon the occurrence and only during the continuance of a Default; and further provided, however, that notwithstanding any such termination (i) all of the Lender’s rights and remedies under this Agreement and (ii) the Borrower’s Negative Pledge pursuant to subsection 5.1 herein shall survive such termination until all of the Liabilities have been fully paid and satisfied. Notwithstanding the foregoing, Lawson may by written notice to Lender terminate this Agreement at any time as provided above conditioned upon and subject to the prior payment by Borrower to Lender of all then outstanding principal and accrued interest and payment and performance of all other Liabilities. Upon the effective date of termination of this Agreement, all of the Liabilities (other than contingent and indemnity obligations) shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been fully paid and satisfied and all Loan Documents between the Borrower and the Lender shall have been terminated, all of the Lender’s rights and remedies under this Agreement and the other Loan Documents shall survive, and the Borrower shall continue to be obligated under the Negative Pledge contained herein in and to all existing and future Negative Pledge Assets, as hereinafter defined.

3. REPORTING AND ELIGIBILITY REQUIREMENTS.

3.1 Account Warranties. Borrower warrants and represents to the Lender that: (i) to Borrower’s knowledge, the Accounts are genuine, are in all respects what they purport to be, and are not evidenced by a judgment; (ii) the Accounts represent undisputed, bona fide transactions the performance of which has been completed by the Borrower; (iii) the amounts shown on the Borrower’s books and records and all invoices and statements actually and absolutely owing to the Borrower and are not in any way contingent; (iv) to the best of Borrower’s knowledge, there are no setoffs, counterclaims or disputes and the Borrower has not made any agreement with any Account Debtor for any deduction therefrom except returns, discounts or allowances for prompt payment allowed by the Borrower in the ordinary course of its business which are not likely to result in any material adverse change in Borrower’s financial condition or business operations; (v) to the best of Borrower’s knowledge, there are no facts, events or occurrences known to the Borrower which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the Borrower’s books and records; (vi) to the Borrower’s knowledge, and except to the extent of the allowance for doubtful Accounts shown on the Financials, all Account Debtors have the capacity to contract and are solvent; (vii) the services furnished and/or goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of the Lender and except as specifically permitted below; (viii) except to the extent of the allowance for doubtful Accounts shown on the Financials, the Borrower has no knowledge of any fact or circumstance which would tend to impair the validity or collectibility thereof; and (ix) except to the extent of the allowance for doubtful Accounts shown on the Financials, to the Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which are likely to result in any material adverse change in such Account Debtor’s financial condition. The Borrower agrees to notify the Lender with respect to any Accounts with respect to which the warranties in this subsection 3.1 are not true.

3.2 Verification of Accounts. The Lender shall have the right, at any time or times hereafter, in the Lender’s name or in the name of a nominee of the Lender, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise.

3.3 Account Covenants. The Borrower shall promptly upon the Borrower’s learning thereof: (i) inform the Lender in writing of any material delay in the Borrower’s performance of any of its material obligations to any Account Debtor or of any assertion of any material claims, setoff or counterclaims by any Account Debtor; (ii) furnish to and inform the Lender of all material adverse information of which the Borrower obtains knowledge relating to the financial condition of any Person who is then an Account Debtor as to open Accounts with a face amount, in the aggregate, in excess of $1,000,000.00.

3.4 Inventory Warranties. With respect to Inventory scheduled, listed or referenced in any report pursuant to subsection 7.1 herein, and to the extent not otherwise stated herein, Borrower warrants in all material respects that (i) it is located at one of the premises listed on Exhibits A1 or Exhibit A2 and is not in transit or is subject to the Deposit Inventory System more fully described on Schedule 3.4; (ii) it is not subject to a lien or security interest whatsoever except for the Negative Pledge granted to Lender hereunder and except as specifically permitted in subsection 8.1 below; and (iii) to the best of Borrower’s knowledge, it is of good and merchantable quality, free from any defects which would materially adversely affect the market value of such Inventory. Borrower agrees to notify Lender with respect to any of its Inventory with respect to which the warranties in this subsection 3.4 are not true.

3.5 Inventory Records. The Borrower shall at all times hereafter maintain a perpetual inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, and Borrower’s cost therefor and daily withdrawals therefrom and additions thereto, all of which records as prepared at the last inventory count in the normal course of business, shall be available at the applicable Borrower’s location without prior notice, or at Lawson’s location upon five (5) Business Days prior written notice during Borrower’s usual business hours at the request of any of Lender’s officers, employees or agents. Borrower shall continue to make cycle counts and other physical counts of Inventory substantially as may be required by its independent public accountants and by good accounting practices (and, following the occurrence of a Default, Borrower shall make such additional counts as may be reasonably requested by Lender) and, upon Lender’s request, promptly following any such counts of inventory shall supply Lender with a report in a form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count of the Inventory.

3.6 Safekeeping of Inventory and Inventory Covenants. The Lender shall not be responsible for: (i) the safekeeping of the Inventory; (ii) any loss of or damage to the Inventory; (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. All risk of loss, damage, destruction or diminution in value of the Inventory shall be borne by Borrower. Except as expressly set forth in this Agreement or pursuant to the Deposit Inventory System, no Inventory shall, without Lender’s prior written consent, be at any time or times hereafter stored with a bailee, warehouseman, consignee or similar third party. Except for the Deposit Inventory System, Borrower shall not sell any of its Inventory on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right.

The Borrower shall not sell any of its Inventory on a bill-and-hold basis if it would cause the aggregate outstanding amount of all Accounts arising therefrom to exceed at any time $250,000.00 with respect to all such Account Debtors. No Inventory shall be at any time or times hereafter stored with a bailee, warehouseman, consignee or similar third party unless the Borrower first (i) obtains the Lender’s written consent as to the identity of such third party, and (ii) furnishes to the Lender such agreements, instruments and documents as the Lender shall in its sole discretion specify with respect to such stored Inventory.

3.7 Third Party Goods. Borrower shall not hold or accept any Third Party Goods, whether on a consignment basis or otherwise, other than Third Party Goods (i) with an aggregate value of $2,500,000 or less; or (ii) from a Person approved by Lender, provided that, with respect to any other such Person, Lender has (a) been furnished with an accurate description of the arrangements and agreements (if not reduced to writing) with respect to such Third Party Goods, together with true, correct and complete copies of any written instruments, documents or agreements with respect thereto, and (b) received an executed intercreditor agreement from such Person in form and substance satisfactory to Lender. If any of the arrangements or instruments, documents or agreements referred to in this subsection 3.7 are amended, modified or supplemented, Borrower promptly shall provide Lender with notice thereof and copies of such amendment, modification or supplement. Schedule 3.7 attached hereto sets forth a complete listing of all Persons now having an interest in any Third Party Goods, which Schedule shall be amended and supplemented by Borrower in conjunction with the delivery of the Covenant Compliance Certificates required by Section 7.1(I) hereof. Borrower shall take such action as Lender may from time to time require to assure Lender that no Person storing any Third Party Goods with Borrower has any interest in the Negative Pledge Assets.

4. CONDITIONS OF ADVANCES.

Notwithstanding any other provisions contained in this Agreement the making of any Loan shall be conditioned upon the following:

4.1 Borrower’s Written Request. (i ) as to any Prime Based Rate Advance, the Lender shall have received by 12:00 Noon (Chicago time) on the first (1st) Business Day prior to the date such advance is to be made, a written request (or telephonic request promptly confirmed in writing) from an Authorized Officer of Lawson for such an advance specifying the principal amount thereof; (ii) as to any LIBOR Based Rate Advance, Lawson shall comply with subsection 2.6(B). In addition, prior to making any advance or loan, Lender shall have received copies of all documents required to have been delivered to the Lender pursuant to this Agreement (including, without limitation, subsections 5.2 and 7.1).

4.2 Financial Condition. No material adverse change, as determined by the Lender in its sole discretion, in the financial condition or operations of the Borrower shall have occurred (a) at any time or times subsequent to the most recent annual financial statements provided pursuant to subsection 7.1(B) of this Agreement and (b) prior to the receipt of the first of such statements, at any time subsequent to receipt of the Financials.

4.3 No Default. There shall not have occurred any Default or an Event of Default which is then continuing, nor shall any such Default or Event of Default occur after giving effect to the advance or loan.

4.4 Representations and Warranties True and Correct. The representations and warranties of Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of any advance or loan, as though made on and as of such date, except for any waivers thereof expressly granted by an officer of Lender in writing delivered to Lawson.

4.5 Other Requirements. The Lender shall have received, in form and substance satisfactory to the Lender, all certificates, orders, authorities, consents, affidavits, schedules, opinions, instruments, security agreements, financing statements, mortgages and other documents which are required hereunder, or which the Lender may at any time reasonably request.

4.6 Conditions as to Initial Advance. Prior to the first Revolving Loan made hereunder, each of the conditions set forth on Schedule 4.6 hereto shall be fully performed in form and substance satisfactory to Lender and its legal counsel.

4.7 Issuance of Letters of Credit. Each Letter of Credit shall be issued by the Lender upon the execution of the Lender’s standard Master Letter of Credit Agreement by any of the Borrowers and the Lender, and the execution and delivery by such Borrower and the acceptance by the Lender, in its sole discretion, of the Lender’s standard application for Letter of Credit and the payment by the Borrower of the Lender’s fees charged in connection therewith. In addition to all other applicable fees, charges and/or interest payable by the Borrower pursuant to the Master Letter of Credit Agreement or otherwise payable in accordance with the Lender’s standard letter of credit fee schedule, all standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to the percentage set forth on the Pricing Grid of the face amount of such standby Letter of Credit, payable by the Borrower on or before the issuance of such Letter of Credit by the Lender and quarterly in advance thereafter unless and unit (i) such Letter of Credit has expired or has been returned to the Lender; or (ii) the Lender has paid the beneficiary thereunder the full face amount of such Letter of Credit. All Letters of Credit other than standby Letters of Credit shall bear such fees, costs and interest as charged by the Lender and shall contain such other terms as set forth in the Master Letter of Credit Agreement and the Lender’s standard letter of credit fee schedule.

5. NEGATIVE PLEDGE.

5.1 Negative Pledge. Borrower shall not, and shall not permit any of its Subsidiaries who are not parties hereto to create, incur, permit, or suffer to exist any lien, pledge or negative pledge (“Negative Pledge”) except for the Negative Pledge made in favor of Lender herein and any Permitted Liens, upon the following assets: (i) Borrower’s Accounts; (ii) Borrower’s Inventory; (iii) all insurance proceeds of or relating to any of the foregoing; (iv) all of the Borrower’s books and records relating to the foregoing; (v) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing, whether now owned or hereafter acquired (collectively the “Negative Pledge Assets”).

5.2 Preservation of Negative Pledge Assets. The Borrower shall execute and deliver to the Lender at any time or times at the request of the Lender, all financing statements, instruments or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Lender) as the Lender may request, in a form satisfactory to the Lender, to preserve and keep preserved the Negative Pledge granted by the Borrower to the Lender. Should the Borrower fail to do so, the Lender is authorized to sign any such financing statements as the Borrower’s agent. The Borrower further agrees that, to the extent permitted by law, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

5.3 Setoff. Borrower agrees that Lender has all rights of setoff and banker’s lien provided by applicable law and, in addition thereto, Borrower agrees that at any time any Default exists, Lender may apply to the payment of the Liabilities any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender. Without limitation of the foregoing, Borrower agrees that, upon the occurrence and during the continuance of a Default, Lender and each of its branches and offices is hereby authorized, at any time and from time to time, without notice, (i) to setoff against, and to appropriate and apply to the payment of, the Liabilities (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Borrower to Lender or any such office or branch of Lender (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender may elect in its sole discretion exercised in Good Faith.

6. WARRANTIES ETC.

Each Borrower jointly and severally represents, warrants and agrees, except to the extent not applicable to such Borrower that, as of the date hereof and each day thereafter, continuing so long as the Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

6.1 Existence. (i) Lawson is a corporation, duly organized and in good standing under the laws of the State of Delaware and in good standing in Illinois and all other states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on Lawson’s financial condition, results of operations or business or the ability of Lawson to perform its obligations hereunder; (ii) each Subsidiary listed on Schedule 6.12 is the business entity type as indicated on Schedule 6.12, duly organized and in good standing under the laws of the state or country of its organization and all other states or countries where the nature and extent of the business transacted by it, or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on such Subsidiary’s financial condition, results of operations or business or the ability of such Subsidiary to perform its obligations hereunder.

6.2 Entity Authority. The execution and delivery by each Borrower hereunder of this Agreement and all of the other Loan Documents executed by it and the performance of the Borrower’s obligations hereunder and thereunder: (i) are within the Borrower’s corporate, company or other entity powers; (ii) are duly authorized by the Borrower’s Directors, Managers or the equivalent, and, to the extent required, Shareholders, Members, Partners or the equivalent; (iii) are not in contravention of the terms of the Borrower’s Articles of Incorporation and by-laws, Articles of Organization and Operating Agreement, or other such similar entity formation and operating agreement, or of any indenture, or other material agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its property is bound or any judgment, decree or order applicable to Borrower; (iv) do not, as of the execution hereof, require the Borrower to obtain any governmental consent, registration or approval; (v) do not contravene any contractual or governmental restriction binding upon the Borrower; and (vi) will not, except as contemplated herein, result in the imposition of any lien, charge, security interest or encumbrance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower is a party or by which it or any of its property may be bound or affected.

6.3 Binding Effect. This Agreement and all of the other Loan Documents to which each Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower, as applicable, in accordance with their respective terms.

6.4 Financial Data. Lawson has furnished to the Lender consolidated financial statements as of December 31, 2007 and consolidated financial statements as of various dates subsequent to December 31, 2007, including, without limitation, financial statements as of June 30, 2008 (collectively, the “Financials”). The Financials are in accordance with the books and records of the Borrower and fairly present the financial condition of the Borrower at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such Financials and financial statements have been prepared in conformity with GAAP throughout the periods involved. Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of the Borrower as shown on such Financials, except (a) as expressly contemplated herein, and (b) for changes in the ordinary course of business (none of which individually or in the aggregate has been materially adverse). All information, reports and other materials furnished in writing by or on behalf of the Borrower to the Lender for purposes of, or in connection with this Agreement, is true and correct in all material respects as of the date as of which such information, report or other material was dated or certified, and none of such information, reports or other materials is incomplete by omitting to state any material fact necessary to make such information, reports or other materials not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections or forecasts may differ from projected or forecasted results).

6.5 Negative Pledge Assets. Except as expressly permitted by subsections 8.1 and 8.16, all of the Borrower’s Negative Pledge Assets are and will continue to be owned by the Borrower (except for Goods and Inventory sold in the ordinary course of Borrower’s business), have been or will (in the ordinary course of Borrower’s business) be fully paid for and are free and clear of all security interests, liens, pledges, negative pledges, claims and encumbrances, except the Negative Pledge in favor of Lender and Permitted Liens, as set forth on Schedule 6.5 hereto. The Negative Pledge Assets are located at the locations set forth on Exhibit A1 or Exhibit A2 attached hereto, except for Inventory in transit or at processors or packagers in conformity with the terms of the Agreement and the Inventory sold through the Deposit Inventory System which is located at Borrower’s Customer’s locations.

6.6 Solvency. As of the date hereof after giving effect to the transaction contemplated herein, Lawson (i) is not “insolvent” as that term is defined in Section 101(32) of the Federal Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. ' 101(32)), Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”); (ii) does not have “unreasonably small capital,” as that term is used in Section 548 (a) (2) (B) (ii) of the Bankruptcy Code or Section 5 of the UFCA; (iii) is not engaged or about to engage in a business or a transaction for which its remaining property is “unreasonably small” in relation to the business or transaction as that term is used in Section 4 of the UFTA; (iv) is able to pay its debts as they mature or become due in the ordinary course within the meaning of Section 548(a) (2)(B) (iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA; and (v) now owns assets having a value both at “fair valuation” and at “present fair salable value” greater than the amount required to pay Lawson’s “debts” in the ordinary course as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA. Lawson shall not be rendered insolvent (as defined above) by the execution and delivery of this Agreement on the Closing Date, or any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

6.7 Chief Place of Business. As of the execution hereof, the principal place of business and chief executive office of Lawson is located at the address set forth above in the preamble to this Agreement and of each Subsidiary at the address set forth in Schedule 6.12. If any change in such locations occur, Lawson shall promptly notify the Lender thereof in accordance with subsection 10.17 hereof. As of the execution hereof, the books and records of each Borrower and all records of account are located at Lawson’s, or the principal place of business and chief executive office of such Borrower, and if any change in such location occurs, Lawson shall promptly notify the Lender thereof in accordance with subsection 10.17 hereof.

6.8 Other Corporate Names. Except as disclosed on Schedule 6.8 attached hereto, the Borrower has not used any corporate or fictitious name other than the names shown for Lawson and certain of the Subsidiaries on Schedule 6.12.

6.9 Tax Liabilities. The Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it except those for which extensions have been duly obtained. The Borrower has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, other than those being contested in good faith and except as set forth in Schedule 6.9 or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. No federal income tax returns of Borrower have been audited by the Internal Revenue Service other than audits which did not have a material adverse effect on Borrower. The reserves for taxes, if any, reflected on the Financials constitute, and the consolidated balance sheets of the Borrower submitted to the Lender in accordance with the terms of subsection 7.1 below will constitute, reasonable estimations of the amount necessary for the payment of all liabilities for all federal, state and local taxes (whether or not disputed) of the Borrower accrued through the date of such balance sheets. There are no material unresolved questions or claims concerning any tax liability of the Borrower.

6.10 Margin Security. The Borrower does not own any margin securities and none of the loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

6.11 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement.

6.12 Subsidiaries. All of Borrower’s Subsidiaries, including the principal place of business and chief executive office thereof, are listed on Schedule 6.12.

6.13 Litigation and Proceedings. Except as disclosed on Schedule 6.13 attached hereto, no judgments are outstanding against the Borrower nor is there now pending or, to the best of the Borrower’s knowledge after reasonably diligent inquiry, threatened any litigation, contested claim, or governmental proceeding by or against the Borrower except judgments and pending or threatened litigation, contested claims and governmental proceedings set forth in and upon Schedule 6.13 hereto that exceed $500,000 in the aggregate. To the best of Borrower’s knowledge, the amount of liability set forth on Schedule 6.13 as to each suit listed thereon is the maximum amount of Borrower’s liability under such suit.

6.14 Other Agreements. The Borrower is not in default under any material contract, lease, or commitment to which it is a party or by which it is bound except such defaults which are not likely to result in a materially adverse effect on Borrower’s financial condition or business operation. The Borrower knows of no dispute regarding any contract, lease, or commitment which is material to the continued financial success and well-being of the Borrower.

6.15 Employee Controversies There are no controversies pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened or anticipated, between the Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of the Borrower. The Borrower has no accrued and unpaid liability to any of its employees arising under the Fair Labor Standards Act, as amended.

6.16 Compliance with Laws and Regulations.

(A) General Compliance The execution and delivery by the Borrower of this Agreement and all of the other Loan Documents to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any law or laws applicable to Borrower. The Borrower is in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Borrower, except for laws, orders, regulations and ordinances the violation of which would not, in the aggregate, have a material adverse effect on the Borrower’s financial condition, results of operations or business.

(B) Environmental Compliance. The operations of the Borrower comply in all material respects with all applicable federal, state or local environmental, health and safety statutes and regulations. The Borrower has not received notice of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute or regulation by or pertaining to the Real Property, the Borrower or its property or operations or stating that the Borrower is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance, material or constituent, or other substance into the environment which has not been settled or resolved with such governmental agency. Except as expressly set forth on Schedule 6.13 hereto, the Borrower has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance, material or constituent, or other substance into the environment. Except as expressly set forth on Schedule 6.13 hereto, the Borrower does not have any contingent liability of which the Borrower has knowledge or reasonably should have knowledge in connection with any release of any hazardous or toxic waste, substance, material or constituent, or other substance into the environment.

(C) Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of the Revolving Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder or any takeover, disclosure or other federal, state or foreign securities law or Regulations U or X of the Federal Reserve Board. The Borrower is not subject to regulation under any federal, state or foreign statute or regulation which limits its ability to incur Debt.

6.17 Patents, Trademarks, Licenses, Etc. The Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations and other rights that are necessary for the Borrower to continue to conduct its business as heretofore conducted by it.

6.18 ERISA. Neither Lawson nor any ERISA Affiliate of Lawson maintains or contributes to any Pension Plan other than a Pension Plan identified on Schedule 6.18 attached hereto. Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified and each trust related to any such Pension Plan has been determined to be exempt from federal income tax under subsection 501(a) of the Internal Revenue Code or will be submitted to the Internal Revenue Service prior to the end of the remedial amendment period. Except as otherwise disclosed on Schedule 6.18 attached hereto, neither Lawson nor any ERISA Affiliate of Lawson maintains or contributes to any employee welfare benefit plan within the meaning of subsection 3(1) of ERISA which provides lifetime medical benefits to retirees. Each Pension Plan has been administered in all material respects in accordance with its terms and the terms of ERISA, the Internal Revenue Code and all other statutes and regulations applicable thereto. Neither Borrower nor any ERISA Affiliate of Borrower has breached in any material respect any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Pension Plan. No accumulated funding deficiency (as defined in subsection 302(a) (2) of ERISA and Section 412(a) of the Internal Revenue Code) exists in respect to any Pension Plan. Neither Lawson nor any ERISA Affiliate of Lawson nor any fiduciary of any Pension Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which could result in any liability to Borrower, or (ii) has taken any action which would constitute or result in a Termination Event with respect to any Pension Plan which could result in any liability to Borrower. Schedule B, if any, to the most recent annual report filed with the Internal Revenue Service with respect to each Pension Plan has been furnished to Lender and is complete and accurate; since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Pension Plan relating to such Schedule B. Neither Lawson nor any ERISA Affiliate of Lawson has incurred any liability to the PBGC which remains outstanding. Neither Lawson nor any ERISA Affiliate of Lawson has (i) failed to make a required contribution or payment to a Multiemployer Plan, or (ii) made or expects to make a complete or partial withdrawal under subsections 4203 or 4205 of ERISA from a Multiemployer Plan for which Lawson or any ERISA Affiliate of Lawson has any liability which has not been satisfied. Neither Lawson nor any ERISA Affiliate of Lawson has failed to make a required installment under subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Lawson nor any ERISA Affiliate of Lawson is required to provide security to a Pension Plan under Section 401(a) (29) of the Internal Revenue Code due to a Pension Plan amendment that results in an increase in current liability for the plan year. The present value of the benefits of each Pension Plan of Borrower and each ERISA Affiliate of the Borrower as of the last day of the year for such Plan, as determined by such Pension Plan’s independent actuaries, does not exceed the aggregate value, as determined by such actuaries, of all assets under such Pension Plan. Borrower is not required to contribute to any Multiemployer Plan. No matter is pending relating to any Pension Plan before any court or governmental agency. Borrower has given to Lender all of the following: copies, if any, of each Pension Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each such Pension Plan; a listing of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by Lawson and all ERISA Affiliates of Lawson to each such Multiemployer Plan; copies of any information which has been provided to Lawson or any ERISA Affiliate of Lawson regarding withdrawal liability under any Multiemployer Plan and all collective bargaining agreements pursuant to which such contributions are required to be made; and copies of each employee welfare benefit plan within the meaning of subsection 3(l) of ERISA which provides lifetime medical benefits to employees, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

6.19 Financial Condition. Since the date of the consolidated financial statements of Lawson, dated December 31, 2007 and the consolidated interim statement dated June 30, 2008, there has been no material adverse change in Borrower’s financial condition, results of operations or business or in the value of Borrower’s Negative Pledge Assets.

6.20 Subordinated Debt. Borrower has no subordinated debt.

6.21 Officers and Directors. The officers and directors of Lawson and each Subsidiary are set forth on Schedule 6.21.

6.22 Certain Proceedings. There are no pending or, to the best of the Borrower’s knowledge upon due investigation, threatened eminent domain, condemnation, special assessment or other governmental proceedings pertaining to the Real Property which would have a material adverse effect on Borrower’s financial condition or business operations.

6.23 No Violations. Except as set forth in Schedule 6.13, The Borrower has not received any written notice of, and has no actual knowledge of, violations of any zoning, building, fire or health code statutes or ordinances of any applicable governmental body existing upon the Real Property which have not been corrected and which would have a material adverse effect on Borrower’s financial condition or business operations. Borrower’s use of the Real Property is consistent with and allowed by applicable zoning law.

6.24 Taxes. All real estate taxes for the Real Property which have become due have been paid in full except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and do not cause a material adverse effect to Borrower’s financial condition or business operations.

6.25 Utilities. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required or necessary for the operation of Real Property for the business to be conducted by the Borrower are installed and connected. To the best of the Borrower’s knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utility services to the Borrower and would have a material adverse effect on Borrower’s financial condition or business operations.

7. AFFIRMATIVE COVENANTS.

Each Borrower jointly and severally covenants and agrees, except to the extent not applicable to such Borrower that, so long as any of the Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

7.1 Financial Statements. Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of Borrower, in accordance with GAAP. The Financials will be in accordance with the books and records of the Borrower and will fairly present in all material respects, the financial condition of the Borrower at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such Financials and financial statements will be prepared in conformity with GAAP throughout the periods involved. All information, reports and other materials furnished in writing by or on behalf of the Borrower to the Lender for purposes of, or in connection with this Agreement, will be true and correct in all material respects as of the date as of which such information, report or other material was dated or certified, and none of such information, reports or other materials will be incomplete by omitting to state any material fact necessary to make such information, reports or other materials not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections or forecasts may differ from projected or forecasted results).

Lawson shall cause to be furnished to Lender in accordance with past practice consistently applied:

(A) Periodic Reporting. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter:

(i)	consolidated statements of income, retained earnings and cash flow of Borrower for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and a consolidated balance sheet of Borrower as of the end of such Fiscal Quarter, setting forth in each case, in comparative form, figures (1) in the case of statements, for the corresponding periods in the preceding Fiscal Year and (2) in the case of balance sheets, as of the last day of the preceding Fiscal Year (unless a different period is reasonably requested by the Lender), all in reasonable detail and certified as accurate by an Authorized Officer pursuant to a certificate in the form of Exhibit A attached hereto, subject to changes resulting from normal year-end adjustments;

(ii)	statements prepared in the ordinary course, if any, in which income for such Fiscal Quarter and for the period from the start of the then current Fiscal Year to the end of such Fiscal Quarter, the cash flows for the period from the start of the then current Fiscal Year to the end of such Fiscal Quarter, and the actual balance sheets at the end of such Fiscal Quarter (in each case as required to be delivered pursuant to subsection 7.1(A) (i) hereof) are compared with the corresponding projected statements of income and cash flow and balance sheets for such periods and time furnished to Lender pursuant to subsection 7.l (F) below, in each case in the same format as the audited statements of income and cash flow and the audited balance sheet; all in reasonable detail along with a Covenant Compliance Certificate certified by an Authorized Officer pursuant to a certificate in the form of Exhibit A attached hereto;

(iii)	(a) as reasonably requested by Lender, copies of consolidated operating statements for such Fiscal Quarter prepared by Borrower for internal use, including, without limitation, statements of cash flow, purchases and sales of inventory and other similar data, and (b) a comparison of actual cash flow and Capital Expenditures with amounts budgeted for such Fiscal Quarter;

(iv)	calculations setting forth the compliance with the financial covenants set forth in subsection 8.14 hereof for the most recently completed Fiscal Quarter; and

(v)	in the event that any of the foregoing statements indicate that Borrower has varied in any material respect from any financial projections provided by Borrower to Lender, upon Lender’s reasonable request a statement of explanation of such deviation from an Authorized Officer;

(B) Annual. As soon as practicable and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of Borrower, consolidated statements of income, retained earnings and cash flow of Borrower for such Fiscal Year, and a consolidated balance sheet of Borrower as of the end of such Fiscal Year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual statement (in the case of statements) and as of the end of the preceding Fiscal Year (in the case of balance sheets) prepared in accordance with GAAP and audited by independent certified public accountants selected by Lawson, whose opinion shall be either unqualified or in scope and substance reasonably satisfactory to Lender and, if reasonably requested by Lender, be the subject of a reliance letter from such accountants permitting Lender to rely on the contents thereof as if prepared specifically for use by Lender, along with a Covenant Compliance Certificate certified by an Authorized Officer pursuant to a certificate in the form of Exhibit A attached hereto;

(C) Default Notices. As soon as practicable (but in any event not more than five (5) Business Days after any Responsible Officer of Borrower obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to an Event of Default or a Default), notice of any and all Events of Default or Defaults hereunder;

(D) List of Account Debtors. (i) Upon and during the continuance of an Event of Default, within five (5) Business Days after the written request of Lender, Borrower shall deliver to Lender its most current Accounts aging report; (ii) upon a Default, within five (5) Business Days after the written request of Lender, Borrower shall deliver to the Lender the names, addresses and phone numbers of Borrower’s Account Debtors;

(E) Other Defaults and Material Information. As soon as practicable (but in any event not more than five (5) Business Days after any officer of Borrower obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a Default or Event of Default under or a material violation of any term hereunder, notice of any such Default, Event of Default or violation, and immediately upon the receipt thereof, copies of any notices with respect thereto and any other material correspondence or information relating thereto shall be provided to Lender by Borrower;

(F) Budget. To the extent prepared by Borrower in the ordinary course of business, or if reasonably requested in writing by Lender, Borrower shall (i) prepare an annual budget for the next Fiscal Year, in reasonable detail (on a fiscal month basis for the immediately succeeding Fiscal Year), and a detailed statement of the methods and assumptions used in the preparation of such budget or (ii) prepare a pro forma budget in the preparation for or investigation regarding an acquisition;

(G) Letters from Accountants and Consultants. As soon as practicable and in any event within ten (10) days of delivery to Lawson, a copy of (i) to the extent that such letters may from time to time be issued by Borrower’s independent certified public accountants, each “Management Letter” prepared by Borrower’s independent certified public accountants in connection with the financial statements referred to in subsection 7.1(B) hereof and (ii) to the extent that such letters may from time to time be issued by Borrower’s independent certified public accountants or other management consultants (collectively, “Accounting Systems Letters”), any letter issued by Borrower’s independent certified public accountants or other management consultants with respect to recommendations relating to Borrower’s financial or accounting systems or controls, and Borrower shall use its best efforts to cause each Management Letter and Accounting Systems Letter to be either addressed to Lender or accompanied by a reliance letter from such accountants permitting Lender to rely on the contents of each of the above as if prepared specifically for use by Lender (Borrower further agrees that upon Borrower’s receipt of any Accounting Systems Letters wherein such accountants or consultants have made recommendations for improvements to Borrower’s financial or accounting systems or controls, Borrower promptly shall commence actions to correct any material defects in such financial or accounting systems or controls unless Lender otherwise consents or Borrower reasonably disagrees with the need for such actions.);

(H) Other Information. With reasonable promptness, such other business or financial data as Lender may reasonably request.

(I) Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to this Section 7.1, but in no event later than forty-five (45) days after the end of any Fiscal Quarter, deliver to the Lender a duly completed compliance certificate in form set forth as Exhibit A attached hereto and made a part hereof, in form and substance acceptable to Lender, dated as of the date of such financial statements and certified as true and correct by an Authorized Officer, containing a computation of each of the financial covenants set forth in Section 7.1 and stating that the Borrower has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default or Default describing it and the steps, if any, being taken to cure it.

All financial statements delivered to Lender pursuant to the requirements of this subsection 7.1 (except where otherwise expressly indicated) shall be prepared in accordance with GAAP (subject in the case of interim financial statements to the lack of footnotes and normal year-end adjustments) consistently applied, except for changes therein with which the independent certified public accountants issuing the opinion on the financial statements delivered pursuant to subsection 7.1(B) hereof have previously concurred in writing. Together with each delivery of financial statements required by subsections 7.1(A) and 7.1(B) hereof, Lawson shall deliver to Lender a certificate of an Authorized Officer of Lawson in the form attached hereto as Exhibit A setting forth in such detail as is reasonably acceptable to Lender calculations with respect to Borrower’s compliance with each of the financial covenants contained in this Agreement and stating that to the best knowledge of the Authorized Officer upon due investigation there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature and the period of existence thereof and what action Borrower proposes to take with respect thereto.

Lender shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with subsection 7.2 hereof, confidential, provided that Lender may communicate such information (a) to any other Person in accordance with the customary practices of commercial banks relating to routine trade inquiries, (b) to any regulatory authority having jurisdiction over Lender, (c) to any other Person in connection with Lender’s sale of any participations in the Liabilities or assignment of any rights and obligations of Lender under this Agreement and the other Loan Documents, (d) to any other Person in connection with the exercise of Lender’s rights, prerogatives or performance hereunder or under any of the other Loan Documents, (e) to any Person in any litigation in which Lender is a party, or (f) to any Person if Lender believes in Good Faith that disclosure is necessary or appropriate to comply with any applicable law, rule or regulation or in response to a subpoena, order or other legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other governmental authority or (g) to any agents, employees, attorneys, accountants or appraisers of the Lender. Notwithstanding the foregoing, information shall not be deemed to be confidential to the extent such information (i) was already lawfully in the possession of Lender prior to such information being provided to Lender by Borrower, (ii) is available in the public domain, (iii) becomes available in the public domain other than as a result of unauthorized disclosure by Lender, or (iv) is acquired from a Person not known by Lender to be in breach of an obligation of secrecy to Borrower. Borrower authorizes Lender to discuss the financial condition of Borrower with Borrower’s independent certified public accountants and agrees that such discussion or communication shall be without liability to either Lender or Borrower’s independent certified public accountants and other professional representatives.

7.2 Inspection. The Lender, or any Person designated by the Lender in writing, shall have the right, from time to time hereafter, to call at the Borrower’s place or places of business (or any other place where the Negative Pledge Assets or any information relating thereto is kept or located) during reasonable business hours upon three (3) Business Days prior written notice, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower’s business or to any transactions between the parties hereto, (ii) to make such verification concerning the Negative Pledge Assets as the Lender may consider reasonable under the circumstances, and (iii) to discuss the affairs, finances and business of the Borrower with any officers, employees or directors of the Borrower. The Borrower shall pay on demand all reasonable photocopying expenses incurred by the Lender under this subsection 7.2.

7.3 Conduct of Business. Lawson shall maintain its legal existence as a Delaware Corporation, each Subsidiary shall maintain its legal existence as the State or County entity type stated on Schedule 6.12, Borrower shall maintain in full force and effect all material licenses, permits, authorizations, bonds, franchises, leases, patents, contracts and other rights necessary for the profitable conduct of its business, shall continue in, and limit its operations to, the same general line of business as that presently conducted by it and shall comply with all applicable laws and regulations of any federal, foreign, state or local governmental authority, except for such laws and regulations the violation of which would not, in the aggregate, have a material adverse effect on the Borrower’s financial condition, results of operations or business or the Borrower’s ability to perform its obligations.

7.4 Claims and Taxes. The Borrower agrees to indemnify and hold Lender and each of its officers, directors, employees, attorneys and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation reasonable attorneys’ and consultants’ fees) relating to or in any way arising out of the possession, use, operation or control of any of the Borrower’s assets. The Borrower agrees that it shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of Borrower’s real and personal property taxes, assessments and charges and all of Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property or the Real Property, provided that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and during the pendency of such good faith contest to delay or refuse payment thereof, if (i) Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (ii) such contest does not have a material adverse effect on Borrower’s financial condition, results of operations or business, the ability of Borrower to pay any of the Liabilities, or the value to Lender of Borrower’s Negative Pledge in the Negative Pledge Assets.

7.5 The Lender’s Costs and Expenses as Additional Liabilities. The Borrower, agrees to reimburse the Lender promptly for all reasonable expenses and fees paid or incurred in connection with the analysis, documentation, negotiation and closing of the loans and other extensions of credit described herein, including, without limitation, lien search, filing and recording fees and the reasonable fees and expenses of the Lender’s attorneys and paralegals and consultants (whether such attorneys and paralegals are employees of Lender or are separately engaged by Lender), whether such expenses and fees are incurred prior to or after the date hereof. All costs and expenses incurred by the Lender with respect to the negotiation, documentation, enforcement, collection and protection of the Lender’s interests in the collateral shall be additional Liabilities of the Borrower to the Lender, payable on demand, repaid as provided in subsection 2.6 hereof.

7.6 The Borrower’s Liability Insurance. The Borrower shall maintain, at its expense, such public liability and third party property damage insurance in such amounts and with such deductibles as is acceptable to the Lender in its reasonable discretion exercised in Good Faith.

7.7 The Borrower’s Property Insurance and Business Interruption Insurance. The Borrower shall, at its expense, maintain business interruption insurance and keep and maintain its assets insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosion, spoilage and all other hazards and risks and in such amounts as is ordinarily insured against by other owners or users of such properties in similar businesses. All such policies of insurance shall be in form and substance reasonably satisfactory to the Lender, and the Borrower shall not amend or otherwise change any such policies in any way which may materially adversely affect the Lender without the prior written consent of the Lender. The Borrower shall deliver to the Lender a certificate or other satisfactory evidence of each policy of insurance and evidence of payment of all premiums therefor. If the Borrower, at any time or times hereafter, shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lender deems advisable.

7.8 ERISA. Lawson shall deliver to Lender, at Lawson’s expense, the following information as and when provided below:

(i)	as soon as possible, and in any event within twenty (20) days after Lawson or an ERISA Affiliate of Lawson knows or has reason to know that a Termination Event has occurred, a written statement of an Authorized Officer of Lawson describing such Termination Event and the action, if any, which Lawson or such ERISA Affiliate of Lawson has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service (“IRS”), the Department of Labor (“DOL”) or PBGC with respect thereto;

(ii)	as soon as possible, and in any event within thirty (30) days, after Lawson or an ERISA Affiliate of Lawson knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue code) has occurred, a statement of an Authorized Officer of Lawson describing such transaction;

(iii)	promptly after the filing thereof with the DOL, IRS or PBGC, copies of each annual report, including Schedule B thereto, filed with respect to each Pension Plan;

(iv)	promptly after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Pension Plan and all communications received by Lawson or any ERISA Affiliate of Lawson with respect to such request;

(v)	promptly upon the occurrence thereof, notification of any increases in the benefits of any existing Pension Plan or the establishment of any new Pension Plan or the commencement of contributions to any Pension Plan to which Lawson or any ERISA Affiliate of Lawson was not previously contributing;

(vi)	promptly upon, and in any event within ten (10) Business Days after, receipt by Lawson or an ERISA Affiliate of Lawson of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, copies of each such notice;

(vii)	promptly upon, and in any event within ten (10) Business Days after, receipt by Lawson or an ERISA Affiliate of Lawson of an unfavorable determination letter from the IRS regarding the qualification of a Pension Plan under Section 401(a) of the Internal Revenue Code, copies of such letter;

(viii)	promptly upon, and in any event within ten (10) Business Days after receipt by Lawson or an ERISA Affiliate of Lawson of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of such notice; and

(ix)	promptly upon, and in any event within twenty (20) Business Days after either Lawson or an ERISA Affiliate of Lawson fails to make a required installment under subsection (m) of Section 412 of the Code or any other payment required under Section 412 on or before the due date for such installment or payment, a notification of such failure.

Lawson shall, and shall cause each of its ERISA Affiliates to, (a) keep in full force and effect any Pension Plans that are presently in existence or may, from time to time, come into existence, (b) make contributions to all Pension Plans in a timely manner and in a sufficient amount to comply with the requirements of the Pension Plans, the Code and ERISA, (c) comply with all requirements of ERISA and the Code which relate to all Pension Plans, and (d) notify Lender immediately upon receipt by Lawson or any of its ERISA Affiliates of any notice of the institution of any proceeding or other action which may result in the termination of any Pension Plan or where there may constitute a Termination Event. Lawson shall, and shall cause each of its ERISA Affiliates to, make any and all payments to any Multiemployer Plan that Lawson or any ERISA Affiliate thereof may be required to make under any agreement relating to any Multiemployer Plan or any law pertaining thereto, except for any such payments being contested in good faith by appropriate proceedings.

7.9 Notice of Suit or Adverse Change in Business. The Borrower shall, as soon as possible, and in any event within five (5) Business Days after any Responsible Officer of the Borrower learns of the following, give written notice to the Lender of: (i) any material proceeding(s) (including, without limitation, litigation, arbitration or governmental proceedings) being instituted or threatened to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) which seeks an award against Borrower in an amount in excess of $500,000 or would result in a materially adverse effect on the financial condition or operation of business of Borrower; (ii) notice that the Borrower’s operations are in material noncompliance with requirements of applicable federal, state or local environmental, health and safety statutes and regulations; (iii) notice that the Borrower is subject to federal or state investigation evaluating whether any material remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment; (iv) notice that any material portion of the properties or assets of the Borrower or the Real Property is subject to an Environmental Lien; (v) any material adverse change in the business, assets or condition, financial or otherwise, of the Borrower; and (vi) any changes in the locations of any Negative Pledge Assets from the locations listed on Exhibit A1 or Exhibit A2 or otherwise permitted hereunder.

7.10 Supervening Illegality. If, at any time or times hereafter, there shall become effective any amendment to, deletion from or revision, modification or other change in any provision of any statute, or any rule, regulation or interpretation thereunder or any similar law or regulation, affecting, in the Lender’s reasonable determination, the Lender’s extension of credit described in this Agreement or the selling of participations therein, the Borrower shall either (i) pay to the Lender the then outstanding balance of the Liabilities which are in violation thereof, and hold the Lender harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages of every kind and nature imposed upon or incurred by the Borrower by reason of the Lender’s failure or inability to comply with the terms of this Agreement or any of the other Loan Documents as a result of, but only to the extent of such change, or (ii) indemnify and hold the Lender harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages of every kind and nature imposed upon or incurred by the Lender by reason of such amendment, deletion, revision, modification, or other change as a result of, but only to the extent of such change. The obligations of the Borrower under this subsection 7.10 shall survive payment of the Liabilities and termination of this Agreement.

7.11 Environmental Laws. If the Borrower shall (a) receive notice that any violation of any federal, state or local environmental law or regulation may have been committed or is about to be committed by the Borrower which will have a material adverse effect on Borrower’s financial condition or business operations, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower alleging a material violation of any federal, state or local environmental law or regulation or requiring the Borrower to take any action in connection with the material release of toxic or hazardous substances into the environment, or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that the Borrower may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, the Borrower shall provide the Lender with a copy of such notice within fifteen (15) days after the Borrower’s receipt thereof. Within fifteen (15) days after the Borrower has learned of the enactment or promulgation of any federal, state or local environmental law/or regulation which may result in any material adverse change in the condition, financial or otherwise, of the Borrower, the Borrower shall provide the Lender with notice thereof.

7.12 Lender as Depository. Lawson shall continue to utilize Lender as its depository and remittance point for funds received by Lawson in the ordinary course of business to the extent so used as of the date hereof. Lawson shall maintain sufficient balances to cover the costs of account activity.

7.13 Compliance with Certain Statutes. The Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Revolving Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8. NEGATIVE COVENANTS.

Each Borrower jointly and severally covenants and agrees, except to the extent not applicable to it that, so long as any of the Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):

8.1 Encumbrances. Except as set forth on Schedule 8.1 hereto, or contemplated herein, the Borrower will not create, incur, assume or suffer to exist any security interest, mortgage, pledge, negative pledge, lien or other encumbrance of any nature whatsoever on the Negative Pledge Assets, other than: (i) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (ii) the liens and security interests in favor of Lender; (iii) liens which arise by operation of law, other than Environmental Liens; and (iv) Permitted Liens as set forth upon Schedule 6.5 hereto.

8.2 Indebtedness. Except as otherwise provided herein, and except as set forth on Schedule 8.2 hereof, Borrower shall not create, assume, or become liable in any manner with respect to or permit to exist any obligations or indebtedness to anyone other than the Lender in excess of Five Million Dollars ($5,000,000.00) without prior written notice to Lender.

8.3 Consolidations, Mergers or Acquisitions. Borrower shall not recapitalize, consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person without prior written notice to Lender, provided, however the Borrower may, upon thirty (30) days prior written notice to the Lender, acquire all or substantially all of the assets or properties of any other Person, whether such acquisition takes place in a single event or a related series of events, so long as there shall be not less than $25,000,000 in unused availability of the Maximum Facility during the period commencing 15 days prior to such acquisition. Subsequent to the subject acquisition, the Borrower shall not permit there to be less than $25,000,000 in unused availability of the Maximum Facility for 45 days after such acquisition.

8.4 Investments or Loans. Borrower shall not make or permit to exist investments or loans in or to any other Person, except (i) investments in short-term direct obligations of the United States Government, (ii) investments in negotiable certificates of deposit or other investment accounts (i.e. money market accounts) issued by Lender, an affiliate of Lender or by any other bank or financial institution satisfactory to Lender, in its reasonable discretion, and payable to the order of Borrower or to bearer, (iii) investments in commercial paper rated Al or Pl, (iv) advances to employees of Borrower in the ordinary course of business to the extent that such advances do not materially adversely affect Borrower’s financial condition or operation of business, (v) advances against commissions to independent sales agents of Borrower in the ordinary course of business to the extent that such advances do not materially adversely affect Borrower’s financial condition or operation of business, (vi) intercompany transfers between Lawson and its Subsidiaries and between Subsidiaries in the ordinary course of business to the extent that such intercompany transfers do not materially adversely affect Borrower’s financial condition, operation of business or the financial covenants contained in Section 8.13 herein, (vii) intercompany transfers between Lawson and Lawson Canada in an amount not to exceed $25,000,000 in the aggregate at any time, (viii) future acquisitions to the extent permitted hereunder, (ix) Lawson’s purchase of its outstanding common stock, and (x) loans to current employees or officers of Borrower as permitted pursuant to Section 8.6.

8.5 Guarantees. Except for obligations of other Persons not to exceed $25,000 in the aggregate or as related to a relocation of an employee or independent sales agent of Borrower, Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

8.6 Compensation to Officers and Others. Except for (a) advances and reimbursements for travel and expenses to Borrower’s officers, directors or employees in the ordinary course of business, (b) reasonable salaries and bonuses for all salaried personnel, officers, and directors, (c) payments pursuant to existing agreements entered into by Borrower in the ordinary course, (d) existing loans to officers and employees of Borrower, and (e) advances permitted pursuant to Section 8.4, the Borrower shall not make any loans to or pay any bonuses, fees or other amounts to any officers, directors, employees or stockholders of the Borrower.

8.7 Issuance of Stock. The Borrowers other than Lawson shall not issue or distribute any capital stock or other securities for consideration or otherwise without the prior written consent of Lender.

8.8 Amendment of Articles of Incorporation, By-Laws; Company Name; Places of Business. Borrower shall not amend its Articles of Incorporation, Articles of Organization, or similar organizational documents or By-Laws, operating agreements, or similar governing documents, without prior written notice to Lender, and except that Borrower may amend its Articles of Incorporation, Articles of Organization or similar organizational document to effect a change in its company name or adopt assumed names, provided that Borrower furnishes to Lender such financing statements executed by Borrower which Lender may reasonably request prior to the filing of such amendment and furnishes to Lender a copy of such amendment, certified by all appropriate Secretaries of State or other state officials within ten (10) Business Days of the date such amendment is filed with such Secretary of State. Borrower shall not make any change to the location of its principal place of business or chief executive office unless prior to the effective date of such change in location, Borrower delivers to Lender such financing statements executed by Borrower which Lender may request to reflect such change in location. Borrower shall deliver such other documents and instruments as Lender may request in connection with such change in name or location within ten (10) Business Days of the effectiveness of such change or Lender’s request therefor.

8.9 Transactions with Subsidiaries and Affiliates. Borrower will not enter into any transaction including, without limitation: (a) the making of any loans to, or the payment of any bonuses, fees or other money to, any Affiliate, and/or (b) the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate except for (i) transactions permitted under Sections 8.2 and 8.4 or (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s-length transaction with an unaffiliated person or corporation.

8.10 ERISA Violations. Borrower shall not:

(A) engage, or permit an ERISA Affiliate of Borrower to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

(B) permit to exist any accumulated funding deficiency for any Pension Plan (as defined in subsection 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

(C) fail, or permit an ERISA Affiliate of Borrower to fail, to pay timely required contributions or annual installments due with respect to any Plan including without limitation any installments due with respect to any waived funding deficiency to any Pension Plan;

(D) terminate, or permit an ERISA Affiliate of Borrower to terminate, any Pension Plan which would result in any liability of Borrower or an ERISA Affiliate of Borrower under Title IV of ERISA;

(E) fail, or permit an ERISA Affiliate of Borrower to fail, to pay to any Pension Plan any required installment under section (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(F) amend, or permit an ERISA Affiliate of Borrower to amend, a Pension Plan resulting in an increase in current liability for the plan year such that either Borrower or an ERISA Affiliate of Borrower is required to provide security to such Plan under Section 401(a) (29) of the Internal Revenue Code;

(G) permit any reportable event (as defined in Section 4043 of ERISA) to occur;

(H) withdraw, or permit any ERISA Affiliate to withdraw, from any Pension Plan during a plan year for which Borrower or any ERISA Affiliate is a substantial employer with respect to such plan if Borrower or such ERISA Affiliate would incur liability to the PBGC with respect to such plan under Sections 4063 or 4064 of ERISA; or

(I) withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan if a withdrawal liability would result to Borrower or any ERISA Affiliate pursuant to Section 4201 of ERISA.

8.11 Fiscal Year. Borrower’s Fiscal Year commences January 1 and ends December 31 of each year. Borrower may change its Fiscal Year only with the prior written consent of Lender.

8.12 Subsidiaries. Borrower shall not form or acquire any additional Subsidiaries other than those listed on Schedule 6.12 without prior written notice to Lender or to the extent that the formation or acquisitions of additional Subsidiaries materially reduce the value of the Negative Pledge, or Borrower’s ability to repay the Revolving Loans.

8.13 Financial Covenants.

(A) Intentionally Omitted.

(B) Minimum Shareholder Equity. Lawson shall not permit its total shareholder equity as of the end of any Fiscal Quarter to be less than the sum of (i) eighty percent (80%) of the Borrower’s Net Worth as at June 30, 2008 plus (ii) fifty percent (50%) of the Borrower’s Net Income for each Fiscal Quarter thereafter; provided, that the amount of Borrower’s Net Income for each Fiscal Quarter in clause (ii) shall be greater than zero.

(C) Fixed Charge Coverage. As of the end of each of its Fiscal Quarters calculated on a rolling four (4) Fiscal Quarter basis (i.e. the one (1) year period encompassing such Fiscal Quarter and the previous three (3) Fiscal Quarters then elapsed), the Borrower shall maintain a ratio of (a) the total for such Fiscal Quarter of EBITDA minus all Capital Expenditures which are not financed with Funded Debt (but excluding from such reduction the Reno Capital Expenditures), to (b) the sum for such Fiscal Quarter of (i) Interest Charges, (ii) required payments of principal of the Liabilities (iii) dividends, and (iv) the sum of all income taxes paid in cash by the Borrower, of not less than 1.10 to 1.00.

Without limiting the foregoing, Borrower accrued, during Fiscal Year 2007, severance to one or more of the Borrower’s former management executives in the approximate aggregate amount of $11,071,000 (the “Severance Obligations”). For purposes of calculating the Fixed Charge Coverage Covenant set forth in this Section 8.13(C), the Severance Obligations accrued in any Fiscal Quarter during Fiscal Year 2007 shall not be classified as a reduction to EBITDA for the applicable measurement period for such Fiscal Quarter. After all Fiscal Year 2007 Fiscal Quarters have, on a rolling Fiscal Quarter basis, ceased being a part of the financial covenants described above, this modification to EBITDA shall be of no force or effect.

Borrower also reserved for accounting purposes the Federal Settlement Amount in its Fiscal Quarter ending June 30, 2008. For purposes of calculating the Fixed Charge Coverage Covenant set forth in this Section 8.13(C) of the Credit Agreement, the Federal Settlement Amount, plus an additional sum not to exceed $5,000,000 for costs and expenses relating to the Federal Settlement Amount shall not be classified as a reduction to EBITDA for the applicable measurement periods. After the Fiscal Quarter ending June 30, 2008 has, on a rolling Fiscal Quarter basis, ceased being a part of the financial covenants described above, this modification to EBITDA shall be of no force or effect.

(E) Maximum Indebtedness. Subject to the terms of this Agreement, the Borrower shall not permit the sum of Borrower’s Indebtedness at any time to exceed One Hundred Fifty Million and no/100 Dollars ($150,000,000).

(F) Intentionally Omitted.

(G) Total Debt to EBITDA. As of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of consolidated Total Debt to consolidated EBITDA for such fiscal quarter, of not greater than 2.75 to 1.00.

Without limiting the foregoing, Borrower accrued the Severance Obligations. For purposes of calculating the Total Debt to consolidated EBITDA set forth in this Section 8.13(G), the Severance Obligations accrued in any Fiscal Quarter during Fiscal Year 2007 shall not be classified as a reduction to EBITDA for the applicable measurement period for such Fiscal Quarter. After all Fiscal Year 2007 Fiscal Quarters have, on a rolling Fiscal Quarter basis, ceased being a part of the financial covenants described above, this modification to EBITDA shall be of no force or effect.

Borrower also reserved for accounting purposes the Federal Settlement Amount in its Fiscal Quarter ending June 30, 2008. For purposes of calculating the Total Debt to consolidated EBITDA covenant set forth in Section 8.13(G) of the Credit Agreement, the Federal Settlement Amount, plus an additional sum not to exceed $5,000,000 for costs and expenses relating to the Federal Settlement Amount shall not be classified as a reduction to EBITDA for the applicable measurement periods. After the Fiscal Quarter ending June 30, 2008 has, on a rolling Fiscal Quarter basis, ceased being a part of the financial covenants described above, this modification to EBITDA shall be of no force or effect. In addition to the foregoing, and notwithstanding the modification to EBITDA, the unpaid portion of the Federal Settlement Amount (the amount of the Federal Settlement Amount net of any prior payments to the United States) shall be added to the calculation of Total Debt for each Fiscal Quarter of the Borrower until the entire Federal Settlement Amount has been paid in full by the Borrower to the United States of America.

8.14 Inventory Covenants. Except as permitted by subsection 3.6 or 3.7, Borrower shall not sell any of the Inventory on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right (other than Borrower’s customary practice of accepting returns of Inventory within stated time periods as such practice is now in effect as heretofore described to Lender). Except as permitted by subsection 3.6 or 3.7, Borrower shall not hold any inventory of others, whether on a consignment basis or otherwise.

8.15 Environmental. Borrower shall not fail to comply in any material respect with all federal, state or local environmental laws and regulations, including, without limitation, environmental, land use, occupational safety or health laws, rules, regulations, requirements or permits in all jurisdictions in which it, is or may at any time be doing business, including without limitation the federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clear Air Act, the Federal Clean Water Act, and the Federal Occupational Safety and Health Act, as the same may be amended from time to time; provided, however that nothing contained in this subsection 8.16 shall prevent the Borrower from contesting, in good faith by appropriate legal proceedings, any such law, regulation, interpretation thereof or application thereof, provided, further, that Borrower shall not fail to comply with the order of any court or other governmental body of applicable jurisdiction relating to such laws unless Borrower shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

8.16 Disposal of Property. Borrower shall not sell, lease, transfer or otherwise dispose of any of the Negative Pledge Assets to any Person, except for sales of Inventory to customers in the ordinary course of business or the sale of uncollectible Accounts to collection companies in the ordinary course of business and for fair value.

9. DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.

9.1 Defaults. Each of the following Events of Default which occur while any Liabilities remain outstanding and continues uncured for the applicable cure period contained herein shall constitute a Default under this Agreement:

(A) Failure to pay interest in accordance with the terms of this Agreement or the other Loan Documents upon the date that such payment is due and such default shall continue for five (5) days after written notice to Lawson;

(B) Failure to pay principal in accordance with the terms of this Agreement or the other Loan Documents upon the date that such payment is due and such default shall continue for five (5) days after written notice to Lawson;

(C) Default by Borrower in the due observance or performance of any non-monetary covenants, terms, provisions, agreements or conditions hereinbefore or hereinafter contained in this Agreement or any other Loan Document, required to be kept or performed or observed by Borrower, which default continues for thirty (30) days after service of written notice thereof, provided that if in Lender’s reasonable judgment such breach cannot reasonably be cured within such 30-day period, the Borrower shall commence such cure and proceed to so cure in a diligent manner and to complete such cure within sixty (60) days after service of written notice thereof, provided further that such grace period shall not apply, and a Default shall be deemed to have occurred promptly upon such breach, if such breach may not, in Lender’s reasonable determination, be cured by Borrower during such thirty (30) day grace period;

(D) an Event of Default under any of the Loan Documents;

(E) any warranty or representation now or hereafter made by Borrower is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by Borrower to Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

(F) a judgment or order requiring payment in excess of $1,000,000.00 (except for judgments constituting liens and which are not a lien on the Negative Pledge Assets, which are being contested by Borrower in good faith) shall be rendered against Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for ten (10) consecutive days without a stay of enforcement or execution, provided that this subsection 9.1(F) shall not apply to any judgment for which Borrower is fully insured (except for normal deductibles in connection therewith) and with respect to which the insurer has assumed the defense or is not defending under reservation of right and with respect to which Lender reasonably believes the insurer will pay the full amount thereof (except for normal deductibles in connection therewith);

(G) a notice of lien, levy or assessment is filed or recorded with respect to the Negative Pledge Assets or all or a substantial part of the assets of Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of them become a lien upon any part of Borrower’s Negative Pledge Assets; and (i) such lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within thirty (30) days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this subsection 9.1(G) shall not apply to any liens, levies or assessments which relate to current taxes not yet due and payable;

(H) there shall occur any loss, theft, substantial damage or destruction of any item or items of Borrower’s Negative Pledge Assets owned by Borrower for which Borrower is not fully insured as required by this Agreement or the other Loan Documents (a “Loss”), if the amount of such Loss not fully covered by insurance (excluding any reasonable deductible amount in connection therewith), together with the amount of all other Losses not fully covered by insurance (excluding any deductibles in connection therewith) occurring in the same Fiscal Year, exceeds $2,500,000.00;

(I) all or any part of Borrower’s Negative Pledge Assets are attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the thirtieth (30th) day thereafter such assets are not returned to Borrower, and/or such writ, distress warrant or levy is not dismissed, stayed or lifted;

(J) (1) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (a) against Borrower and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of sixty (60) days; or (b) by Borrower; or (2) Borrower (x) makes an assignment for the benefit of creditors; or (y) or Borrower takes any corporate action to authorize any of the foregoing;

(K) Lawson voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or any other Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated without prior written notice to Lender;

(L) Borrower, on a consolidated basis, becomes insolvent or fails generally to pay its debts as they become due;

(M) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs on a consolidated basis, for a period in excess of twenty-one (21) Business Days;

(N) a breach by Borrower shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between Borrower and any other Person, and such breach, continues unwaived for more than thirty (30) days after such breach first occurs, provided that if in Lender’s reasonable judgment such breach cannot reasonably be cured within such 30-day period, the Borrower shall commence such cure and proceed to so cure in a diligent manner and to complete such cure within sixty (60) days after service of written notice thereof, provided further that such grace period shall not apply, and a Default shall be deemed to have occurred promptly upon such breach, if such breach may not, in Lender’s reasonable determination, be cured by Borrower during such thirty (30) day grace period;

(O) as to more than $1,000,000.00 in indebtedness in the aggregate at any time (i) Borrower shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any other obligation for borrowed money and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; (ii) any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or (iii) any such indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(P) a material and adverse change shall occur (i) in the present or reasonably foreseeable prospective operations or financial condition of Borrower or in the value of any material portion of the Negative Pledge Assets, or (ii) which materially impairs the ability of Borrower to perform Borrower’s obligations under this Agreement and the other Loan Documents, in each case as determined by Lender in its sole Good Faith discretion;

(Q) the plan administrator of any Pension Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Lender in good faith believes that the approval of such waiver could subject Borrower or an ERISA Affiliate of Borrower to liability in excess of One Million and no/100 Dollars ($1,000,000.00).

(R) an accumulated funding deficiency (as defined in Section 203 of ERISA and Section 412 of the Code) exists with respect to any Pension Plan as of the last day of any plan year;

(S) as of the last day of any plan year, the present value of the benefits under any Pension Plan, as determined by such Plan’s independent actuaries, exceeds the value as of such date, as determined by such actuaries, of all assets of such Plan by One Million and no/100 Dollars ($1,000,000.00);

(T) the aggregate present value of the benefits under all Pension Plans that do not satisfy clause (S) above, as of the end of each Plan’s plan year, as determined by such Plans’ independent actuaries, exceeds the aggregate value as of such date, as determined by such actuaries of all assets of all such Pension Plans by One Million and no/100 Dollars ($1,000,000.00);

(U) a Termination Event occurs which Lender in good faith believes could individually, or together with any other Termination Event subject either Borrower or an ERISA Affiliate of Borrower to liability in excess of One Million and no/100 Dollars ($1,000,000.00); or

(V) except as otherwise specifically permitted herein, any sale, conveyance, assignment or other transfer of, or grant of a security interest, pledge or negative pledge in, all or any part of the title to the Negative Pledge Assets other than to Lender;

(W) a Change in Control without the written consent of Lender provided, however, that a Change in Control shall be permitted if written notice of the intended sale, conveyance, assignment or other transfer of or grant of security interest in one or more shares of the capital stock of Lawson that causes the Change in Control is given to Lender and if such sale, conveyance, assignment or transfer is to (i) a member of the Immediate Family of the assigning Shareholder, or (ii) a trust, partnership or other entity for the benefit of the assigning Shareholder or his Immediate Family, including but not limited to Port Investment LLP, a Delaware Limited Liability Partnership. (In the event of a permitted transfer of capital stock in Lawson hereunder Lender shall be provided written notice thereof at least five (5) Business Days prior to such transfer.)

Upon the occurrence of any of the foregoing Defaults, Lender may, without notice to Borrower (i) terminate Lender’s obligation to make advances to Borrower and/or (ii) deem all of the Liabilities immediately due and payable, except that if an Event of Default described in subsection 9.1(I) hereof shall exist or occur, all of the Liabilities shall automatically, without notice of any kind, be immediately due and payable.

9.2 Rights and Remedies Generally. In the event of a Default, the Lender shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Loan Documents, all of the rights and remedies of an unsecured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law.

9.3 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.

10. MISCELLANEOUS

10.1 Waiver. Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default by Borrower under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Default by Borrower under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default by Borrower under this Agreement or any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver. All Defaults shall continue until the same are waived by Lender in accordance with the preceding sentence.

10.2 Costs and Attorneys’ Fees. If at any time or times hereafter Lender employs counsel in connection with protecting Lender’s Negative Pledge in the Negative Pledge Assets or in connection with any of Lender’s other rights contemplated by or arising out of this Agreement or any of the other Loan Documents, whether (a) to prepare, negotiate or execute (i) any amendment to or modification or extension of this Agreement, any other Loan Documents or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Loan Documents, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant provided, however that prior to Lender employing counsel for such purpose, Lender shall give Borrower sixty (60) days advance written notice of such intent and Borrower may issue a Facility Reduction Notice pursuant to Section 2.3 , (b) to commence, defend, or intervene in any litigation with respect to the Negative Pledge, the Negative Pledge Assets or the solvency of Borrower, or to file a petition, complaint, answer, motion or other pleadings with respect to the Negative Pledge, the Negative Pledge Assets or the solvency of Borrower, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (d) to consult with officers of Lender to advise Lender, (e) to the extent Lender has such rights to protect, collect, lease, sell, take possession of, release or liquidate any of the Negative Pledge Assets, or (f) to attempt to enforce or to enforce any interest of Lender in any of the Negative Pledge Assets, or to enforce any rights of Lender, including, without limitation, Lender’s rights to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the rate from time to time prescribed in subsection 2.6(C) hereof, shall be part of the Liabilities, payable on demand and secured by the Negative Pledge Assets.

10.3 Expenditures by the Lender. In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof, required to pay, or fails to keep the Negative Pledge Assets free from other security interests, liens or encumbrances, except as permitted herein, Lender may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate prescribed in subsection 2.6(C) hereof, shall be part of the Liabilities, payable on demand.

10.4 Custody and Preservation of Negative Pledge Assets. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Negative Pledge Assets in its possession if it takes such action for that purpose as Borrower shall request in writing, but failure by Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Lender to preserve or protect any right with respect to such Negative Pledge Assets against prior parties, or to do any act with respect to the preservation of such Negative Pledge Assets not so requested by Borrower shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Negative Pledge Assets.

10.5 Reliance by the Lender. All covenants, agreements, representations, obligations and warranties made herein by Borrower shall be joint and several, notwithstanding whether the proceeds of the Revolving Loan is paid to Borrower and shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

10.6 Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrower and the successors and assigns of Lender, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, the Borrower may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Lender. Without in any way limiting Lender’s rights, Lender may sell participations in the Liabilities or sell or assign its rights hereunder and under the other Loan Documents, in whole or in part, on such terms as Lender may determine. In connection with any such proposed participations or assignments, Lender may disclose information otherwise required to be kept confidential hereunder provided such disclosure shall not be made unless the party to whom it is disclosed shall have agreed to keep such information confidential as set forth herein.

10.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

10.8 CONSENT TO JURISDICTION.

(A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION 10.8(B) HEREOF, LENDER AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, AND THE BORROWER AND THE LENDER WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENCE WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, BUT THE LENDER AND THE BORROWERS ACKNOWLEDGE THAT CERTAIN APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR THE BORROWER’S PROPERTY (“PROPERTY”) IN A COURT IN ANY LOCATION TO ENABLE LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIM IN ANY PROCEEDING BROUGHT BY LENDER TO REALIZE ON PROPERTY, NEGATIVE PLEDGE ASSETS OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER THEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION 10.8(B).

10.9. SERVICE OF PROCESS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND IRREVOCABLY APPOINTS ELIZABETH A. DAVIDSON, JENNER & BLOCK LLP, 330 N. WABASH AVENUE, CHICAGO, ILLINOIS, 60611, AS BORROWER’S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS. LENDER AGREES TO PROMPTLY FORWARD BY REGISTERED MAIL (NO RETURN RECEIPT REQUIRED) A COPY OF ANY PROCESS SO SERVED UPON SAID AGENT TO BORROWER AT ITS ADDRESS SET FORTH IN SUBSECTION 10.17 HEREOF. BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE COURTS REFERRED TO IN SUBSECTION 10.8 HEREOF IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES OF SUCH SERVICE BY REGISTERED MAIL, POSTAGE PREPAID TO BORROWER AT SAID ADDRESS. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW BUT ANY FAILURE TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

10.10 WAIVER OF JURY TRIAL AND BOND.

(A) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE LENDER AND THE BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS OR IN ANY PROCEEDING REFERRED TO IN THE SECTIONS 10.8, 10.9 AND 10.10.

(B) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON NEGATIVE PLEDGE ASSETS OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN LENDER AND THE BORROWER.

10.11 ADVICE OF COUNSEL. THE BORROWER ACKNOWLEDGES AND REPRESENTS TO THE LENDER THAT IT DISCUSSED THIS AGREEMENT WITH ITS LAWYERS.

10.12 SEVERABILITY. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

10.13 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Loan Documents, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from Borrower or with respect to any of the Negative Pledge Assets, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Negative Pledge Assets or otherwise, against the Liabilities in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

10.14 Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to Lender or Lender enforces its security interests or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

10.15 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

10.16 Continuing Effect. This Agreement, Lender’s security interests in the Negative Pledge Assets, and all of the other Loan Documents shall continue in full force and effect so long as any Liabilities shall be owed to Lender, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated as provided in subsection 2.8 hereof.

10.17 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) days after deposit in the United States mails, with proper postage prepaid, (ii) if sent before 5:00 p.m. CST or CSDT on a Business Day, then on the date when sent after receipt of confirmation or answer back if sent by telecopy, or other similar facsimile transmission and if sent after 5:00 p.m. CST or CSDT on a Business Day or on a non-Business Day, then on the next Business Day, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i)	If to the Lender at:	Bank of America, N.A., successor by merger to LaSalle Bank National Association 135 S. LaSalle St., Suite 713 Chicago, IL 60603 Attn: David Bacon, Vice President Phone 312.904.4082 Fax 312.904.0409
	With a copy to:	Deutsch, Levy & Engel, Chartered 225 West Washington Street — Ste. 1700 Chicago, IL 60606 Attn: Aaron B. Zarkowsky Telephone: 312/853-8435 Fax: 312/853-8475
(ii)	If to Borrower at:	Lawson Products, Inc. 1666 East Touhy Avenue Des Plaines, Illinois 60018 Attn: Thomas Neri, CEO Telephone: 847/827-9666 Facsimile: 847/795-9030
	with a copy to:	JENNER & BLOCK LLP

330 N. Wabash Avenue

Chicago, Illinois 60611

Attn: Elizabeth A. Davidson

Telephone: 312/840-8693

Facsimile: 312/840-8793

or to such other address or number as each party designates to the other in the manner herein prescribed.

10.18 Equitable Relief. The Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, the Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude the Lender from pursuing any other relief or remedies for such breach.

10.19 Indemnification. Borrower agrees to defend, protect, indemnify and hold harmless Lender and each of its officers, directors, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated as parties thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner other Loan Documents, or any act, event or transaction related or attendant thereto, the agreements of Lender contained herein, the making of the Revolving Loans, the management of such Loans or the Negative Pledge Assets (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such (collectively, the “Indemnified Matters”); provided that the Borrower shall not have an obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the fraud, bad faith, willful misconduct or gross negligence of any Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 10.19 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

10.20 Non-Discharge. The Borrower waives any defenses based on suretyship or impairment of Negative Pledge Assets, waives any right of discharge under '3-605 of the Code and consents in advance to (i) any extension which the Lender may in its sole discretion hereafter grant in the due date for the payment or performance of any obligation of Borrower hereunder, (ii) any modification for the benefit of Borrower, including a material modification of any obligation of the Borrower hereunder which the Lender may in its sole discretion hereafter grant, (iii) any action taken hereunder which may result in any impairment of the value of any Negative Pledge Assets whether provided by Borrower, including, without limitation, any impairment of collateral as described in subsection 3-605(g) of the Code; (iv) any diligence in collection, the discharge or release of any party hereto or party to any subordination agreement, (v) the discharge or release of any collateral or, all presentment for payment, demand, protest or notice of protest, dishonor or non-payment, or (vi) the granting of any additional credit hereunder without notice.

10.21 Effective Date. This Agreement shall be effective from and after the Closing Date.

10.22 Lender’s Right to Assign. Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder, including the Note and any other Loan Documents. Borrower hereby agrees that all of the rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment. Lender shall have the right to sell participations in the Revolving Loan at any time without the consent of Borrower and at no cost to Borrower.

10.23 Construction: In interpreting or constructing the terms of this Agreement, the Loan Documents and the other Loan Documents, there shall be no presumption of construction or interpretation against the drafter thereof.

10.24 Customer Identification — USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

10.25 Continuing Indebtedness. This Agreement amends and restates the Original Agreement and the Note constitutes a renewal and restatement of, and a replacement and substitution for, the Existing Note. The indebtedness evidenced by the Existing Note is continuing indebtedness evidenced by the Note, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Existing Note, or to release or otherwise adversely affect any guarantor, surety or other party primarily or secondarily liable for such indebtedness

(Signature Page Attached)

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Credit Agreement dated as of the day and year first above written

LENDER:

Bank of America, N.A., successor by merger to
LASALLE BANK NATIONAL ASSOCIATION, a
national banking association (as Lender)

By: /s/ David Bacon

Name: David Bacon
Its:	Vice President

BORROWERS:

LAWSON PRODUCTS, INC., a Delaware Corporation (as Borrower)

By:/s/ Thomas Neri

Its:	Thomas Neri President

LAWSON PRODUCTS, INC., a Georgia Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

LAWSON PRODUCTS, INC., a New Jersey Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

LAWSON PRODUCTS, INC., a Nevada Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

LAWSON PRODUCTS, INC., a Texas corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

LP SERVICE CO., an Illinois Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

LPI HOLDINGS, INC., an Illinois Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

CRONATRON WELDING SYSTEMS, INC., a North Carolina Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

DRUMMOND AMERICAN Corporation, an Illinois Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

ASSEMBLY COMPONENT SYSTEMS, INC., an Illinois Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	Chief Executive Officer

AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	Chief Executive Officer

C.B. LYNN COMPANY, an Illinois Corporation (as Borrower)

By:/s/ Thomas Neri

Thomas Neri
Its:	President

RUTLAND TOOL & SUPPLY CO., A Nevada Corporation

By:/s/ Thomas Neri

Its:	Thomas Neri Chief Executive Officer

Grid A

pricing grid

applicable
		Applicable	Letter of	margin Prime	Unused
	Total Debt/ ebitda	Margin – LIBOR	Credit Fee	Rate	Commitment Fee

Level I Status	< 1.00 to 1.00	62.5 bps	62.5 bps	-100 bps	12.5 bps

= 1.00 to 1.00 but < 1.50
Level II Status	to 1.0	100 bps	100 bps	-50 bps	20. bps

= 1.50 to 1.00 but < 2.00
Level III Status	to 1.0	150 bps	150 bps	0 bps	27.5 bps

= 2.00 to 1.00 but < 2.50
Level IV Status	to 1.0	200 bps	200 bps	50 bps	35.0 bps

Level V Status	= 2.50 to 1. 00	250 bps	250 bps	100 bps	42.5 bps

For the purposes of this Pricing Grid, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrowers delivered pursuant to the Credit Agreement.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials the Borrowers have not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level III Status, Level II Status or Level I Status and (ii) the ratio of Total Debt to EBITDA is greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level II or Level I Status and (ii) the ratio of Total Debt to EBITDA is greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.0.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I Status and (ii) the ratio of Total Debt to EBITDA is greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.0.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, the ratio of Total Debt to EBITDA is less than 1.00 to 1.00.

The ratio of Total Debt to EBITDA shall be calculated as set forth in the Credit Agreement.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrowers’ Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin shall be effective five Business Days after the Lender has received the applicable Financials. If the Borrowers fail to deliver Financials to the Lender at the times required pursuant to the Agreement, and, upon delivery and review of such Financials the Status would increase to a different Level, such increase shall be retroactive to the date on which the Financials were required to have been delivered.